Exhibit 10.2

LOAN AGREEMENT

Dated as of October 5, 2017

By and Between

CIO MISSION CITY HOLDINGS, LLC,

a Delaware limited liability company,

as Borrower,

and

METROPOLITAN LIFE INSURANCE COMPANY,

a New York corporation

as Lender

Property:

2355, 2365, 2375 & 2385 Northside Drive

San Diego, California

Loan Amount: $47,000,000.00

ii

Schedules and Exhibits

Schedule 4.1.16 (d) – Unilateral Termination and Amendment Rights of Tenants under Existing Leases

Schedule 4.1.21 – Material Agreements

Exhibit A – Legal Description

Exhibit B – Leasing Guidelines

Exhibit C – Rent Roll

Exhibit D – Organizational Chart

Exhibit E – Form of Amended and Restated Limited Liability Company Agreement of Borrower

Exhibit F – Other Exchange Properties

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), dated as of October 5, 2017 (the “Execution Date”), by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation, having an address at One MetLife Way, Whippany, New Jersey 07981-1449 (together with its successors and assigns, “Lender”), and CIO MISSION CITY HOLDINGS, LLC, a Delaware limited liability company, having an address at 415 Fisher Road, Second Floor, Grosse Pointe, Michigan 48230 (“Borrower”). It is contemplated by the parties that either (i) Borrower will convey the Property (as defined below) to a Special Purpose Entity that is indirectly wholly owned and controlled by City Office (as defined below) in connection with a “reverse” like-kind exchange under Section 1031 of the Code or (ii) all of the membership interests in Borrower will be transferred to an entity indirectly wholly owned and controlled by City Office after or simultaneously with the completion of the “reverse” exchange.

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1    Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Accelerated Loan Amount” shall mean, the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable prepayment fees.

“Advance Date” shall mean the date funds are first disbursed to Borrower under the Loan.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common ownership or Control with such Person.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“ALTA” shall mean American Land Title Association or any successor thereto.

“Application” shall mean the application submitted for the Loan by Borrower.

“Approved Plans and Specifications” shall have the meaning set forth in Section 6.2.3(a).

“Architect” shall have the meaning set forth in Section 6.2.3(a).

“Assignment of Leases” shall mean that certain first priority Assignment of Leases, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment and Subordination of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Borrower’s Constituents” means the Persons who hold any direct or indirect interest in Borrower, irrespective of the number of tiers through which such interests are held, including without limitation the partners, members, shareholders, trustees and beneficiaries of Borrower, and each of their respective direct and indirect constituents (provided however, that unless otherwise expressly stated herein, representations and covenants herein pertaining to Borrower’s Constituents do not apply with respect to Persons who both (i) hold no managerial or controlling position or interest in Borrower or in any entity that directly or indirectly Controls Borrower, and (ii) whose only direct and indirect interests in Borrower are as holders of publicly traded shares and/or limited partnership or membership interests aggregating less than 20 percent of the direct or indirect equity in Borrower). Owners of publicly traded shares of City Office are not Borrower’s Constituents. Notwithstanding the foregoing, for purposes of Section 4.1.30 (Criminal Acts) and Section 4.1.31 (No Defaults) of this Agreement, except for Exchange Borrower, the EAT and/or its affiliates shall be deemed not to be Borrower’s Constituents.

“Broker” shall have the meaning set forth in Section 12.19.

“Business Day” shall mean any day, Monday through Friday, on which Lender is conducting normal business operations.

“Business Income” shall mean the sum of (i) the total anticipated gross income from occupancy of the Property, (ii) the amount of all charges (such as, but not limited to, operating expenses, insurance premiums, and taxes) that are the obligation of Tenants or occupants to Borrower, (iii) the fair market rental value of any portion of the Property occupied by Borrower, and (iv) any other amounts payable to Borrower or to any affiliate of Borrower pursuant to the Leases.

“Certification Parties” shall mean Lender, its subsidiaries and affiliates, and their respective successors and/or assigns.

“City Office” shall mean City Office REIT, Inc., a Maryland corporation.

“CIO Entities” shall have the meaning given in Section 4.1.18.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Comerica” shall mean Comerica Bank, a Texas banking association.

“Condemnation” shall mean a temporary or permanent taking by reason of any condemnation or similar eminent domain proceeding or by grant or conveyance in lieu of condemnation or eminent domain.

“Condemnation Proceeds” shall mean any and all compensation, awards, damages, proceeds and payments or relief for the Condemnation paid in connection with a Condemnation in respect of all or any part of the Property.

“Contractor” shall have the meaning set forth in Section 6.2.3(a)(i)(C).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person (subject to the rights of others to approve significant decisions), whether through ownership of voting securities, by contract or otherwise. The definition is to be construed to apply equally to variations of the word “Control” including “Controlled,” “Controlling” or “Controlled by.”

“Customary Negotiated Modifications” shall mean lease modifications negotiated on a case-by-case basis with specific tenants that are customary in the market and that do not materially adversely affect the obligations or liability of the landlord or Lender.

“Default Rate” shall mean an annual rate equal to the Interest Rate plus four percent (4%).

“EAT” shall mean SCFS Reverse Exchange, LLC, a Delaware limited liability company, which is an exchange accommodation intermediary. The EAT is wholly owned and controlled by Comerica .

“EAT Pledge” shall have the meaning set forth in Section 8.2.

“Environmental Indemnity” shall mean that certain Unsecured Indemnity Agreement, dated as of the date hereof, executed by Borrower and Liable Party, if any, in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Report” shall mean that certain Phase I Environmental Site Assessment Report dated as of July 25, 2017, prepared by Partner Engineering and Science, Inc. (Partner Project No. 17-191336.1).

“EPI” shall have the meaning set forth in Section 6.1.1(a)(iii).

“Equity Loan” shall have the meaning set forth in Section 8.2.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 11.1.

“Exchange Borrower” shall mean the Borrower prior to the completion of the Property Transfer or the Interest Transfer, during the period when all of its membership interests are owned by the EAT and when all of the ownership interests in the EAT are owned, directly or indirectly, by Comerica or an affiliate thereof.

“Execution Date” shall have the meaning set forth in the introductory paragraph hereof.

“Existing Leases” shall have the meaning set forth in Section 4.1.16(a).

“Full Replacement Cost” shall have the meaning set forth in Section 6.1.1(a)(i).

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“General Transfer Requirements” shall have the meaning set forth in Section 8.1(d).

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.

“Guaranty” shall mean any Guaranty, whether dated as of the date hereof or subsequently, executed by Liable Party in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall include without limitation:

(i)    Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended by Superfund Amendments and Reauthorization Act of 1986 (Publ. L. 99-499 100 Stat. 1613), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws, all as amended;

(ii)    Any material, waste or substance which is included within any of the following: (a) any of the definitions of “acutely hazardous waste,” “extremely hazardous waste,” “hazardous waste,” “infectious waste,” “retrograde material,” “volatile organic compound” or “waste” pursuant to Cal. Health & Safety Code Section 25110 et seq.; (b) any chemical known to the state of California to cause cancer or reproductive toxicity as published pursuant to the Safe Drinking Water and Toxic Enforcement Act of 1986, Cal. Health & Safety Code Sections 25249.5 et seq.; (c) the definition of “hazardous substance” pursuant to Cal. Health & Safety Code Section 25281; (d) the definition of “hazardous substance” as used in the Carpenter Presley Tanner Hazardous Substance Account Act, Cal. Health & Safety Code, Sections 25300 et seq.; (e) either of the definitions of “hazardous materials” or “hazardous substances” pursuant to Cal. Health & Safety Code Section 25501; (f) the definition of “hazardous material” pursuant to Cal. Health & Safety Code Section 25411; (g) the definition of “asbestos” pursuant to Cal. Health & Safety Code Section 25918; (h) either of the definitions of “air contaminant” or “air pollutant” as used in Cal. Health & Safety Code Sections 39000 et seq.; (i) “waste” or “hazardous substance” pursuant to Cal. Water Code Section 13050; and (j) mold under such conditions or circumstances as would require abatement to render or maintain the Property in condition fit for its intended use;

(iii)    Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(iv)    Any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (E) a chemical substance or mixture regulated under the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq.; (F) flammable explosives; or (G) radioactive materials; and

(v)    Such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

“Impairment of the Security” shall mean any or all of the following: (i) any of the Leases for more than 30,000 square feet existing immediately prior to the damage, destruction, condemnation or casualty shall have been cancelled, or shall contain any exercisable right to cancel as a result of the damage, destruction or casualty; (ii) the casualty or damage occurs during the last year of the term of the Loan; or (iii) restoration of the Property is estimated to require more than one year to complete from the date of the occurrence.

“Impositions” shall mean real estate and other taxes and assessments which may be payable, assessed, levied, imposed upon or become a lien on or against any portion of the Property.

“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indemnified Parties” shall have the meaning set forth in Section 5.1.17.

“Insolvent Entity” shall have the meaning set forth in Section 11.1(c).

“Insurance Proceeds” shall mean all insurance proceeds payable to Borrower in connection with the Property whether or not such insurance coverage is specifically required under the terms of this Agreement.

“Interest Installment Date” shall mean the first day of the second calendar month following the Advance Date.

“Interest Rate” shall mean a fixed per annum rate equal to 3.78%.

“Interest Transfer” shall mean the transfer of all membership interests in Exchange Borrower to SCCP or another entity indirectly wholly owned and controlled by City Office, as evidenced by an instrument executed by the transferor(s) and the required transferee (a fully-executed copy of which instrument shall have been delivered to Lender), and the reaffirmation by Borrower of its obligations under the Loan Documents and the Environmental Indemnity and by Liable Party of its obligations under the Guaranty and the Environmental Indemnity, all in a manner reasonably satisfactory to Lender, subject to the conditions that (i) prior to the transfer, Borrower provides to Lender a new organizational chart reflecting the Interest Transfer that is reasonably acceptable to Lender, (ii) at Lender’s election, prior to the transfer, Borrower obtains current searches on the entities on such organizational chart as requested by Lender, the results of which searches are reasonably acceptable to Lender, (iii) concurrently with such transfer, Borrower’s operating agreement is replaced with an Amended and Restated Limited Liability Company Agreement in the form attached hereto as Exhibit E, (iv) prior to the transfer, Borrower shall have provided to Lender copies of the organizational documents of the transferee and of the entities that Control such transferee, which organizational documents shall be reasonably acceptable to Lender (including, without limitation, if SCCP is the transferee, a modification of SCCP’s purpose as set forth in its limited partnership agreement to allow SCCP’s ownership of all of the membership interests in Borrower), and (v) following any such transfer, the Borrower shall continue to be able to make the representations and warranties set forth in Section 4.1.2 (Litigation), Section 4.1.5 (No Plan Assets), Section 4.1.25 (Foreign Person), Section 4.1.28 (Non-Relationship), Section 4.1.29 (US Patriot Act), Section 4.1.30 (Criminal Acts), and Section 4.1.31 (No Defaults) of this Agreement and all other representations set forth in the Loan Documents and Environmental Indemnity made by “Borrower”.

“Investor” shall have the meaning set forth in Section 10.1.

“Land” shall have the meaning set forth in the Security Instrument.

“Late Charge” shall mean an amount equal to four cents ($0.04) for each dollar that is overdue.

“Lease” shall mean all leases and all other agreements for possession of all or any portion of the Property, including all of the same now or hereafter existing, and all extensions, modifications, amendments, expansions and renewals of any of the same and all Lease Guaranties.

“Lease Guaranty” shall mean every guarantee of any obligation under any Lease, including all modifications and amendments to such guaranties.

“Leasing Guidelines” shall mean the Leasing Guidelines attached to this Agreement as Exhibit B, as the same may be amended, modified or supplemented in accordance with the provisions of this Agreement by Lender.

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Lender’s Address for Insurance Notification” shall mean: Metropolitan Life Insurance Company, its affiliates and/or successors and assigns, One MetLife Way, Whippany, NJ 07981-1449, Attention: Real Estate Investors Insurance Manager.

“Liable Party” shall mean City Office REIT Operating Partnership, L.P., a Maryland limited partnership, and any other Person now or hereafter executing the Environmental Indemnity (other than Borrower) and/or any guaranty of any of Borrower’s obligations under the Loan Documents.

“Liens and Encumbrances” shall mean any lien or encumbrance on the Property, including deeds of trust, mortgages, security interests, conditional sales, mechanic liens, tax liens or assessment liens (including any tax liens or assessment liens to secure repayment of any loan or other financing including, without limitation, any Property-Assessed Clean Energy Loan) regardless of whether or not they are subordinate to the lien created by the Security Instrument.

“Loan” shall mean, collectively, the indebtedness evidenced by the Note with interest at the rates set forth herein, all additional advances or fundings made by Lender, and any other amounts required to be paid by Borrower under any of the Loan Documents.

“Loan Amount” shall equal $47,000,000.00.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Assignment of Management Agreement, and any and all other documents now or hereafter executed and/or delivered to and accepted by Lender for the purpose of evidencing or securing the Loan (except the Environmental Indemnity and the Guaranty, if any), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The Environmental Indemnity and the Guaranty, if any, are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents to the extent set forth therein.

“Management Agreement” shall mean the Management Agreement, dated as of September 29, 2017, together with all amendments thereto prior to the date hereof, entered into by and between Master Lessee and Manager, and all amendments thereto entered into in accordance with the terms and conditions set forth in this Agreement, pursuant to which the

Manager is to provide management and other services with respect to the Property; provided, however, that after the Property Transfer or the Interest Transfer, the term “Management Agreement” shall mean a property management agreement between Borrower and Manager in a form approved by Lender, and all amendments thereto entered into in accordance with the terms and conditions set forth in this Agreement, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean CBRE, Inc., a Delaware corporation, or any other manager approved in accordance with the terms and conditions of the Loan Documents.

“Master Lease” shall mean that certain Lease Agreement dated September 29, 2017, between Borrower, as lessor, and Master Lessee, as lessee, covering the entire Property.

“Master Lessee” shall mean CIO Mission City, LLC, a Delaware limited liability company.

“Material Adverse Change” shall mean a material adverse change in (i) the condition (financial, physical or otherwise) of the Property and/or (ii) the financial condition of Borrower that would reasonably be expected to impair its ability to perform its obligations under the Loan Documents to which it is a party.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property (other than the Management Agreement and the Leases), (i) under which there is an obligation of Borrower to pay more than $250,000.00 per annum, or (ii) which is not terminable by the owner of the Property upon thirty (30) days’ or less notice without payment of a termination fee.

“Maturity Date” shall mean November 1, 2027.

“MetLife” shall have the meaning set forth in Section 4.1.28.

“Monthly Interest Installment” shall mean equal monthly installments of interest only at the Interest Rate each in the amount of $148,050.00.

“Monthly P&I Installment” shall mean equal monthly installments of principal and interest at the Interest Rate each in the amount of $218,465.19 based on an amortization period of thirty (30) years.

“Net Condemnation Proceeds” shall mean all Condemnation Proceeds less the cost, if any, to Lender of recovering the Condemnation Proceeds including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees.

“Net Insurance Proceeds” shall mean Insurance Proceeds less the cost, if any, to Lender of recovering the Insurance Proceeds including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees.

“Net Operating Income” shall mean gross income derived from the Property determined in accordance with generally accepted accounting principles consistently applied, minus all Operating Expenses.

“Note” shall mean that certain Promissory Note, dated as of the date hereof, in the original principal amount of Forty-Seven Million Dollars and 00/100 ($47,000,000.00), made by Borrower in favor of Lender, as the same may be hereinafter amended, consolidated, split, severed, restated, replaced (whether by one or more replacement notes), supplemented, renewed, extended or otherwise modified from time to time.

“O&M Agreement” shall mean an Operations and Maintenance Agreement with respect to the Property, if any, reviewed and approved by Lender in connection with underwriting the Loan.

“Operating Expenses” shall mean the total of all expenses relating to the operation, maintenance, leasing and management of the Property (i) actually incurred during the preceding twelve (12) month period ending the last day of the last month prior to the date for which Net Operating Income is to be determined or (ii) projected for the succeeding twelve (12) month period in the reasonable opinion of Lender, as applicable, including without limitation, real property taxes and insurance and utilities and a property management fee which shall not exceed 4% of the gross revenues of the Property, but excluding total debt service for such period, financing costs, depreciation of improvements, capital expenditures and capital improvements, and income taxes, as evidenced by operating statements prepared in accordance with GAAP.

“Optional Property Transfer” shall mean the transfer of the Property by Exchange Borrower that meets all of the requirements of a Property Transfer, except that the transferee is a Special Purpose Entity wholly owned by the EAT when all of the ownership interests in the EAT are owned, directly or indirectly, by Comerica or an affiliate thereof.

“Other Exchange Property” shall mean a property described on Exhibit F and “Other Exchange Properties” shall mean all of the foregoing collectively.

“Permitted Exceptions” shall mean, collectively, (i) the lien and security interests created by the Loan Documents, (ii) those property specific exceptions to title recorded in the real estate records of the county where the Property is located and contained in Schedule B of the title insurance policy or policies which have been approved by Lender, (iii) Liens and Encumbrances, if any, for taxes imposed by any Governmental Authority not yet due or delinquent, and (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion. Notwithstanding the foregoing, Permitted Exceptions shall not include any tax liens or assessment liens to secure repayment of any loan or other financing including, without limitation, any Property-Assessed Clean Energy Loan.

“Permitted Indebtedness” shall have the meaning set forth in Section 8.3.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the Security Instrument.

“Plan” shall have the meaning set forth in Section 4.1.5.

“Policies” and “Policy” shall mean all insurance provided for in Section 6.1.1(a) and obtained under valid and enforceable policies.

“Premiums” shall mean all premiums for the insurance policies required under this Agreement.

“Prepayment Fee” shall be the greater of (A) the Prepayment Ratio (as hereinafter defined) multiplied by (x – y), where (x) is the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate compounded semi-annually plus 0.25%, and (y) is the amount of the principal then outstanding, or (B) one percent (1%) of the amount of the principal being prepaid.

“Prepayment Ratio” shall mean a fraction, the numerator of which shall be the amount of principal being prepaid, and the denominator of which shall be the principal then outstanding.

“Principal and Interest Installment Date” shall mean the first day of the sixty-first (61st) calendar month following the Advance Date.

“Property” shall mean the fee estate of Borrower, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Security Instrument.

“Property-Assessed Clean Energy Loan” shall mean any financing obtained through a federal of state regulated energy-efficiency and clean energy loan program.

“Property Condition Report” shall mean that certain Property Condition Report dated August 14, 2017, prepared by Partner Engineering and Science, Inc., Partner Project No. 17-191336.2.

“Property Transfer” shall mean the transfer of the Property by Exchange Borrower to a Special Purpose Entity indirectly wholly owned and controlled by City Office, as evidenced by the recordation of a deed vesting title to the Property in the name of such transferee, and such transferee’s assumption of all the obligations of the borrower under the Note and other Loan Documents and the Environmental Indemnity and the reaffirmation by Liable Party of its obligations under the Guaranty and the Environmental Indemnity, all in a manner satisfactory to Lender, subject to the conditions that (i) prior to the transfer, Borrower provides to Lender a new organizational chart reflecting the Property Transfer that is reasonably acceptable to Lender, (ii) at Lender’s election, prior to the transfer, Borrower obtains current searches on the entities on such organizational chart as requested by Lender, the results of which searches are reasonably acceptable to Lender, (iii) the organizational documents of such transferee contain Lender’s required Special Purpose Entity provisions and are otherwise acceptable to Lender, (iv) prior to the transfer, Borrower shall have provided to Lender copies of the organizational documents of the entities that will Control such transferee, which organizational documents shall be reasonably acceptable to Lender (including, without limitation, if SCCP is one of such entities, a modification of SCCP’s purpose as set forth in its limited partnership agreement to allow SCCP’s direct or indirect ownership interest in Borrower), and (v) following any such transfer, the transferee shall continue to be able to make the representations and warranties set forth in Section 4.1.2 (Litigation), Section 4.1.5 (No Plan Assets), Section 4.1.25 (Foreign Person), Section 4.1.28 (Non-Relationship), Section 4.1.29 (US Patriot Act), Section 4.1.30 (Criminal Acts), and Section 4.1.31 (No Defaults) of this Agreement and all other representations set forth in the Loan Documents and Environmental Indemnity made by “Borrower”. For the avoidance of doubt, the Property Transfer shall not constitute the one-time Transfer of the Property pursuant to Section 8.1(e) of this Agreement.

“Purchase Agreement” shall mean that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated July 19, 2017, by and between a Delaware limited partnership (“Seller”) and City Office Development, LLC, a Delaware limited liability company (“City Office Development”), as amended by that certain First Amendment to Agreement of Purchase and Sale Agreement and Joint Escrow Instructions, dated August 2, 2017, and as amended by that certain Second Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions, dated September 25, 2017, by and between Seller and City Office Development, as thereafter assigned to, and assumed by, SCCP pursuant to that certain Assignment and Assumption of Purchase Agreement dated September 29, 2017, by and between City Office Development and SCCP, and as thereafter assigned to, and assumed by, Borrower pursuant to that certain Assignment and Assumption of Purchase Agreement dated September 29, 2017, by and between SCCP and Borrower.

“Rating Agencies” shall mean any nationally recognized statistical rating agency which has assigned a rating to any Securities.

“Remedial Work” shall mean any investigation or monitoring of site conditions or any clean up, containment, restoration, removal or other remedial work.

“Rent Roll” shall have the meaning set forth in Section 4.1.16(a).

“Rents and Profits” shall mean collectively all present and future income, rents, revenue, profits, proceeds, accounts receivable and other benefits from the Property and all deposits made with respect to the Property, including, but not limited to, any security given to utility companies by Borrower, any advance payment of real estate taxes or assessments, or insurance premiums made by Borrower and all claims or demands relating to such deposits and other security, including claims for refunds of tax payments or assessments, and all Insurance Proceeds.

“Request for Payment” shall have the meaning set forth in Section 6.2.3(b)(ii).

“Requirements” shall mean all laws, ordinances, orders, covenants, conditions and restrictions and other requirements relating to land and building design and construction, use and maintenance, that may now or hereafter pertain to or affect the Property or any part of the Property or the Use, including, without limitation, planning, zoning, subdivision, environmental, air quality, flood hazard, fire safety, handicapped facilities, building, health, fire, traffic, safety, wetlands, coastal and other governmental or regulatory rules, laws, ordinances, statutes, codes and requirements applicable to the Property, including permits, licenses and/or certificates that may be necessary from time to time to comply with any of the these requirements.

“Requirements for Restoration” shall have the meaning set forth in Section 6.2.3.

“Requirements of Environmental Laws” means all requirements of environmental, ecological, health, or industrial hygiene laws or regulations or rules of common law related to the Property, including, without limitation, all requirements imposed by any environmental permit, law, rule, order, or regulation of any federal, state, or local executive, legislative, judicial, regulatory, or administrative agency, which relate to (i) exposure to Hazardous Materials; (ii) pollution or protection of the air, surface water, ground water, land; (iii) solid, gaseous, or liquid waste generation, treatment, storage, disposal, or transportation; or (iv) regulation of the manufacture, processing, distribution and commerce, use, or storage of Hazardous Materials.

“Restoration” shall have the meaning set forth in Section 6.2.1(b).

“Restoration Funds” shall have the meaning set forth in Section 6.2.3(a).

“SCCP” shall mean SCCP Boise Limited Partnership, a Delaware limited partnership.

“Secondary Financing” shall have the meaning set forth in Section 8.2.

“Secured Indebtedness” shall mean, collectively, the indebtedness evidenced by the Note with interest at the rates set forth herein, all additional advances or fundings made by Lender, and any other amounts required to be paid by Borrower under any of the Loan Documents.

“Securities” shall have the meaning set forth in Section 10.1.

“Security Instrument” shall mean that certain first priority Deed of Trust, Security Agreement and Fixture Filing, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, consolidated, split, spread, severed, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

“Servicer” shall mean a servicer, if any, selected by Lender to service the Loan.

“Special Purpose Entity” means a Person, other than a natural person, which, since the date of its formation and at all times prior to, on and after the date thereof, has not and shall not:

(i)    engage in business other than owning and operating the Property or beneficial interest in Borrower, as applicable;

(ii)    acquire or own a material asset other than the Property or beneficial interest in Borrower, as applicable, and incidental personal property;

(iii)    commingle its assets with the assets of any other person or entity, or maintain assets in a way difficult to segregate and identify;

(iv)    fail to hold itself out to the public as a legal entity separate from any other;

(v)    fail to conduct business solely in its name;

(vi)    fail to maintain records, accounts or bank accounts separate from any other person or entity;

(vii)    file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for the benefit of creditors without the unanimous consent of its shareholders, partners or members, as applicable;

(viii)    except for the Equity Loan in accordance with the terms and conditions of Section 8.2, incur additional indebtedness except for Permitted Indebtedness;

(ix)    dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets; or

(x)    modify, amend or revise its organizational documents, except as expressly required under the terms of this Agreement in connection with the Interest Transfer.

“Standard Lease Form” shall have the meaning set forth in Exhibit B.

“State” shall mean the state where the Property is located.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Title Insurance Policy” shall mean a ALTA mortgagee title insurance policy or policies in the form acceptable to Lender issued with respect to the Property and insuring the lien of the Security Instrument, together with such endorsements and affirmative coverage as Lender may require.

“Transfer” shall have the meaning set forth in Section 8.1.

“Treasury Rate” shall mean the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the Loan, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” for the date which is five (5) Business Days prior to the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Lender shall select a comparable rate.

“Trigger Event” shall have the meaning set forth in Section 5.1.14.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Unsecured Obligations” means any obligations evidenced by or arising under the Environmental Indemnity.

“Use” shall have the meaning set forth in Section 5.1.13.

“Work” shall have the meaning set forth in Section 6.2.3(a).

“Zoning Report” shall mean that certain Zoning Report dated September 1, 2017 prepared by Zoning Info, Inc. (Site #51894).

Section 1.2    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document, the Guaranty, if any, or the Environmental Indemnity to any Loan Document shall be deemed to mean such Loan Document, Guaranty, if any, or Environmental Indemnity (as applicable) as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	THE LOAN

Section 2.1    The Loan.

2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Advance Date.

2.1.2    Single Disbursement to Borrower. Borrower shall receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3    The Note. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.

Section 2.2    Interest Rate.

2.2.1    Payment of Principal and Interest. Principal and interest under this Agreement and the Note shall be payable as follows:

(a)    Interest on the funded portion of the Loan Amount shall accrue from the Advance Date at the Interest Rate and the interest that will accrue during the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be paid by Borrower in advance on the Advance Date.

(b)    Commencing on the Interest Installment Date and on the first day of each calendar month thereafter until the Principal and Interest Installment Date, Borrower shall pay the Monthly Interest Installment.

(c)    Commencing on the Principal and Interest Installment Date and on the first day of each calendar month thereafter, to and including the first day of the calendar month immediately preceding the Maturity Date, Borrower shall pay the Monthly P&I Installment.

(d)    On the Maturity Date, a final payment in the aggregate amount of the entire outstanding principal balance of the Loan, all accrued and unpaid interest, and all other unpaid amounts of the Secured Indebtedness shall become immediately payable in full.

(e)    Borrower acknowledges and agrees that a substantial portion of the original Loan Amount shall be outstanding and due on the Maturity Date.

(f)    Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Advance Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable.

Section 2.3    Application of Payments. At the election of Lender, and to the extent permitted by law, all payments shall be applied in the order selected by Lender to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid outstanding principal balance of the Loan.

Section 2.4    Security. The covenants of the Security Instrument are incorporated by reference into this Agreement. The Note shall evidence, and the Security Instrument shall secure, the Secured Indebtedness.

Section 2.5    Late Charge. If any payment of interest and/or principal (other than the outstanding principal balance of the Loan on the Maturity Date), or any payment of a required escrow deposit is not paid within seven (7) days after the due date, Lender shall have the option to charge Borrower the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Lender may have. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

Section 2.6    Acceleration Upon Event of Default. At the option of Lender, if Borrower fails to pay any sum specified in this Agreement or the Note within seven (7) days after the due date, or if any other Event of Default occurs, the Accelerated Loan Amount shall become immediately due and payable.

Section 2.7    Interest Upon Event of Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.

Section 2.8    Limitation on Interest. The agreements made by Borrower with respect to this Agreement, the Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Lender on the Note, other Loan Documents or the Secured Indebtedness exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Agreement, the Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Lender shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Lender shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Lender’s election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of the Loan.

Section 2.9    Prepayment. Borrower shall not have the right to prepay all or any portion of the outstanding principal amount of the Loan at any time during the term of this Loan except as expressly set forth in this Section 2.9. During the 120-day period prior to the Maturity Date, Borrower may prepay the Loan without a Prepayment Fee on not less than thirty (30) days’ prior written notice to Lender. In addition, commencing on March 1, 2021, Borrower may prepay the Loan with a Prepayment Fee on not less than sixty (60) days’ prior written notice to Lender. If Borrower provides notice of its intention to prepay, the Accelerated Loan Amount shall become due and payable on the date specified in the prepayment notice. Notwithstanding the foregoing, no more than three (3) times during the term of the Loan, Borrower may rescind a prepayment notice in writing, which notice of rescission shall be given, if at all, at least two (2) Business Days prior to the prepayment date specified in such prepayment notice; provided however, if Borrower rescinds any prepayment notice, Borrower shall pay all of Lender’s out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred with respect to the Borrower’s intention to prepay, including any costs and expenses incurred with respect to actions undertaken by Lender in reliance upon any prepayment notice.

2.9.1    Prepayment Fee. Any tender of payment by Borrower or any other person or entity of the Secured Indebtedness, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Secured Indebtedness is made following (i) an Event of Default and an acceleration of the

Maturity Date, (ii) the application of money to the principal of the Loan after a casualty or condemnation, or (iii) in connection with a purchase of the Property or a repayment of the Secured Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then to compensate Lender for the loss of the investment, Borrower shall pay to Lender an amount equal to the Prepayment Fee. Notwithstanding the foregoing, so long as Borrower makes a good faith effort to recover any Prepayment Fee which would be due as a result of a casualty or condemnation, from the insurer in the case of a casualty or from the condemning authority, then the Prepayment Fee due as a result of the casualty or condemnation shall be waived except to the extent recovered by Borrower. Lender will, upon request, provide an estimate of the amount of the Prepayment Fee two (2) weeks before the date of the scheduled prepayment.

2.9.2    Waiver of Right to Prepay Note Without Prepayment Fee . Borrower acknowledges that Lender has relied upon the anticipated investment return under the Note and this Agreement in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment or any permitted prepayment which pursuant to the terms of the Note and this Agreement requires a Prepayment Fee, shall include the Prepayment Fee. Borrower agrees that the determination of the Interest Rate was based on the intent, expectation and agreement (and the Interest Rate would have been higher without such agreement) of Borrower and Lender that the amounts advanced under the Note and this Agreement would not be prepaid during the term of the Loan, or if any such prepayment would occur, the Prepayment Fee would apply (except as expressly permitted by the terms of the Note and this Agreement). Borrower also agrees that the Prepayment Fee represents the reasonable estimate of Lender and Borrower of a fair average compensation for the loss that may be sustained by Lender as a result of a prepayment of the Loan and it shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid under the Loan Documents.

BY INITIALING BELOW, BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 2954.10 OR OTHER APPLICABLE LAW, IF ANY, TO PREPAY THE LOAN, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THE LOAN, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THE LOAN IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THE LOAN BY LENDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THIS AGREEMENT, THE SECURITY INSTRUMENT OR ANY OF THE OTHER LOAN DOCUMENTS, THEN BORROWER SHALL BE OBLIGATED TO PAY LENDER CONCURRENTLY THE PREPAYMENT FEE. BY EXECUTING THE NOTE AND THIS AGREEMENT, BORROWER AGREES THAT LENDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS AGREEMENT CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

Borrower’s Initials

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III.	TAXES, LIENS AND ENCUMBRANCES AND OTHER CHARGES.

Section 3.1    Payment of Impositions. Unless otherwise paid to Lender as provided in Section 5.1.14, Borrower shall pay all Impositions. The Impositions shall be paid not later than ten (10) days before the dates on which the particular Imposition would become delinquent and Borrower shall produce to Lender receipts of the imposing authority, or other evidence reasonably satisfactory to Lender, evidencing the payment of the Imposition in full. If Borrower elects by appropriate legal action to contest any Imposition, Borrower shall first deposit cash with Lender as a reserve in an amount which Lender determines is sufficient to pay the Imposition plus all fines, interest, penalties and costs which may become due pending the determination of the contest. If Borrower deposits this sum with Lender, Borrower shall not be required to pay the Imposition provided that the contest operates to prevent enforcement or collection of the Imposition, and the sale and forfeiture of, the Property, and is prosecuted with due diligence and continuity. Upon termination of any proceeding or contest, Borrower shall pay the amount of the Imposition as finally determined in the proceeding or contest. Provided that there is not then an Event of Default, the monies which have been deposited with Lender pursuant to this Section shall be applied toward such payment and the excess, if any, shall be returned to Borrower.

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.1    Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1    Organization.

(a)    The execution of the Loan Documents and the Environmental Indemnity have been duly authorized and there is no provision in the organizational documents of Borrower requiring further consent for such action by any other entity or person.

(b)    It is duly organized, validly existing and is in good standing under the laws of the state of its formation and in the State, and it has all necessary licenses, authorizations, registrations, permits and/or approvals to own its properties and to carry on its business as presently conducted.

(c)    The execution, delivery and performance of the Loan Documents and the Environmental Indemnity will not result in Borrower’s being in default under any provision of its organizational documents or of any deed of trust, mortgage, lease, credit or other agreement to which it is a party or which affects it or the Property.

(d)    The Loan Documents and the Environmental Indemnity have been duly authorized, executed and delivered by Borrower and constitute valid and binding obligations of Borrower which are enforceable in accordance with their terms.

(e)    The limited partnership or membership interests, as applicable, evidenced by Borrower’s organizational documents have been issued in accordance with all applicable federal and state securities laws, or authorized exemptions from such securities laws, including, but not limited to, the Securities Act of 1933, as amended, the Securities and Exchange Act of

1934, as amended, and any applicable state statute. The limited partnership or membership interests, as applicable, of Borrower have not been issued in violation of any federal, state or local securities law, and to the extent that these securities have been issued in reliance on exemptions from such federal or state securities law, all necessary steps have been taken to qualify for such exemptions. The limited partners or member(s), as applicable, of Borrower has or have been properly notified of all applicable securities laws and related restrictions on its or their ability to transfer, sell or otherwise dispose of their partnership interests in Borrower. The name of Lender is not and will not be in any of the offering materials provided or to be provided to any person, except solely in Lender’s capacity as the mortgage lender on the Property, including, but not limited to, any of the limited partners or members, as applicable, of Borrower, nor has there been any representation, whether written, oral or otherwise, that Lender in any way has participated or endorsed the offering of the partnership interests in Borrower.

4.1.2    Litigation. Neither Borrower nor any of Borrower’s Constituents is involved in any litigation, arbitration, or other proceeding or governmental investigation pending which if determined adversely would materially adversely affect Borrower’s ability to perform in accordance with the Loan Documents or the Environmental Indemnity.

4.1.3    Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would be reasonably likely to materially and adversely affect the condition (financial or other) or operations of the Property or Borrower or Borrower’s ability to perform its obligations hereunder or under the Loan Documents or the Environmental Indemnity. Borrower has complied with all requirements of all instruments and agreements affecting the Property, whether or not of record, including without limitation all covenants and agreements by and between Borrower and any governmental or regulatory agency pertaining to the development, use or operation of the Property.

4.1.4    Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or any of the other Loan Documents or the Environmental Indemnity or the consummation of the transactions contemplated hereby or thereby, other than those which have been obtained by Borrower.

4.1.5    No Plan Assets. (i) Borrower is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of ERISA, which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Code (each of the foregoing hereinafter referred to collectively as a “Plan”); (ii) Borrower’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101; as modified by Section 3(42) of ERISA; (iii) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”; (iv) it is not, and will not be, a “governmental plan” within the meaning of Section 3(32) of ERISA and (v) the transactions contemplated by the Loan Documents are not, and will not be, in violation of any state statutes applicable to Borrower that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

4.1.6    Compliance. Except as provided in the Property Condition Report, the Improvements and their Use comply with all Requirements. No notices of violation of any Requirements have been received by Borrower or Borrower’s employees, agents or Affiliates.

4.1.7    Zoning. The zoning approval for the Property is not dependent upon the ownership or use of any property which is not encumbered by the Security Instrument.

4.1.8    Financial Information. To Borrower’s knowledge, all financial statements, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property and/or in connection with the Loan (i) are true, complete and correct in all material respects as of the date of such reports, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) to the extent prepared by or on behalf of Borrower (as opposed to a third party), have been prepared in accordance with GAAP throughout the periods covered. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and which are, individually or in the aggregate, reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in the most recent financial statements of Borrower delivered to Lender. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in the financial statements.

4.1.9    Casualty and Condemnation. Except as expressly approved by Lender in writing no casualty or damage to any part of the Property that would cost more than $50,000 to restore or replace has occurred which has not been fully restored or replaced. No part of the Property has been taken in Condemnation or other similar proceeding or transferred in lieu of Condemnation, nor has Borrower received notice of any proposed Condemnation or other similar proceeding affecting the Property. No Condemnation or other proceeding has been commenced, is pending or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.10    Enforceability. The Loan Documents and the Environmental Indemnity are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, except as the enforceability of the Loan Documents is subject to general principles of equity, nor would the operation of any of the terms of the Loan Documents or the Environmental Indemnity, or the exercise of any right thereunder, render the Loan Documents or the Environmental Indemnity unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.11    Assignment of Leases. Pursuant to the Assignment of Leases, Borrower has assigned the Leases and the Rents and Profits arising from the Leases to Lender, and Master Lessee has assigned all of its right, title and interest in the Master Lease to Lender. Borrower acknowledges that it is permitted to collect certain of the Rents and Profits pursuant to a revocable license as set forth in the Assignment of Leases. Except as described in the immediately preceding sentence, no Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents and Profits due and payable or to become due and payable thereunder.

4.1.12    Insurance. Borrower has obtained and has delivered to Lender evidence of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.13    Licenses. All authorizations, permits, licenses, including, without limitation liquor licenses, if any, and operating permits, required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained, paid for and are in full force and effect and, to the knowledge of Borrower, all Tenants have such permits and approvals as are required by any Governmental Authority for the use, occupancy and operation of the premises demised under their respective Leases.

4.1.14    Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

4.1.15    Physical Condition. Except as otherwise provided in the Property Condition Report, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair; to Borrower’s knowledge, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Construction of the Improvements on the Property is complete.

4.1.16    Leases.

(a)    The rent roll attached hereto as Exhibit C (the “Rent Roll”) is true, correct and complete and there are no Leases affecting the Property except those Leases identified on the Rent Roll and the Master Lease. Borrower has delivered to Lender true, correct and complete copies of all existing Leases, including all existing modifications and amendments, and including all existing Lease Guaranties (collectively, “Existing Leases”). To the Borrower’s knowledge, all agreements between the landlord and Tenant or between the landlord and any guarantor pertaining to any of such Leases are set forth in writing and are included in such copies that have been so delivered.

(b)    There are no defaults by Borrower under the Existing Leases. To the best knowledge of Borrower, there are no defaults by any Tenants under the Existing Leases nor by any guarantors under the existing Lease Guaranties. The Existing Leases, including the existing Lease Guaranties, are in full force and effect.

(c)    To the best knowledge of Borrower, none of the Tenants now occupying 10% or more of the rentable space at the Property or having a current Lease affecting 10% or more of such rentable space is the subject of any bankruptcy, reorganization or insolvency proceeding or any other debtor-creditor proceeding.

(d)    No Existing Lease may be amended, terminated or canceled unilaterally by a Tenant, except for the Leases with the Tenants set forth in Schedule 4.1.16(d) attached hereto, each of which contains a unilateral termination right in favor of the respective Tenant, and no Tenant may be released from its obligations, except in the event of material casualty or Condemnation.

(e)    Except only for rent and additional rent for the current month, Borrower has not accepted any payment of rent more than one month in advance of its due date, nor any security deposit in an amount exceeding one month’s rent.

4.1.17    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower under applicable Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

4.1.18    Special Purpose Entity/Separateness.

(a)    Except for Borrower’s prior ownership of the Other Exchange Properties and the membership interests in CIO Sorrento Mesa Holdings, LLC, a Delaware limited liability company, and CIO SM Land Holdings, LLC, a Delaware limited liability company (collectively, the “CIO Entities”), as described in Section 4.1.34. Borrower and, if applicable, each general partner of Borrower is a Special Purpose Entity.

(b)    The Property has “single asset real estate” status as defined by Section 101(51)(B) of the Bankruptcy Code.

(c)    The organizational documents of Borrower and its controlling constituent entities, as in effect on the date hereof, have been approved by Lender.

(d)    The representations and warranties set forth in this Section 4.1.18 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

4.1.19    Solvency. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document or the Environmental Indemnity with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents and the Environmental Indemnity. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

4.1.20    Organizational Chart. The organizational chart attached as Exhibit D hereto, relating to Borrower, Liable Party and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof and shows all Persons in Control of Borrower and Liable Party and all Persons having an indirect or direct ownership interest in Borrower or Liable Party of 25% or more. Borrower has delivered to Lender true and correct copies of all Borrower’s organizational documents and except as expressly approved by Lender in writing, there have been no changes in Borrower’s Constituents since the date that the Application was executed by Borrower.

4.1.21    Material Agreements. Attached hereto as Schedule 4.1.21 is a list of all Material Agreements, true and complete copies of each of which have been delivered to Lender.

4.1.22    No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

4.1.23    No Bankruptcy Filing. Neither Borrower, nor any of Borrower’s Constituents, is involved in any bankruptcy, reorganization, insolvency, dissolution or liquidation proceeding, and to the best knowledge of Borrower, no such proceeding is contemplated or threatened.

4.1.24    Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents or the Environmental Indemnity, or in any written statement (i) prepared and furnished by Borrower or (ii) to Borrower’s knowledge, prepared and furnished by a third-party on behalf of Borrower, pursuant to the terms of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, Borrower or its business, operations or condition (financial or otherwise).

4.1.25    Foreign Person. Neither Borrower nor any of Borrower’s Constituents is or will be a “foreign person” within the meaning of Sections 1445 and 7701 of the Code.

4.1.26    No Change in Facts or Circumstances; Disclosure. There has been no material adverse change from the conditions shown in the Application or in the materials submitted in connection with the Application or in the credit rating or financial condition of Borrower or any of Borrower’s Constituents.

4.1.27    Management Agreement. Borrower has provided to Lender a true, correct and complete copy of the Management Agreement. The Management Agreement is in full force and effect and no event of default has occurred thereunder nor has any event under the Management Agreement occurred which, but for the giving of notice, or passage of time, or both would be an event of default thereunder. All fees currently due and payable to Manager have been paid in full.

4.1.28    Non-Relationship. Neither Borrower nor any partner, director, member or officer of Borrower nor, to Borrower’s knowledge any person who is a Borrower’s Constituent is (a) a director or officer of Metropolitan Life Insurance Company (“MetLife”), (b) a parent, son or daughter of a director or officer of MetLife , or a descendent of any of them, (c) a stepparent, adopted child, step-son or step-daughter of a director or officer of MetLife, or (d) a spouse of a director or officer of MetLife.

4.1.29    US Patriot Act. Neither Borrower nor any of Borrower’s Constituents is or will be held, directly or indirectly by a person or entity that appears on a list of individuals and/or entities for which transactions are prohibited by the US Treasury Office of Foreign Assets Control or any similar list maintained by any other Governmental Authority, with respect to which entering into transactions with such person or entity would violate the USA Patriot Act or regulations or any Presidential Executive Order or any other similar applicable law, ordinance, order, rule or regulation; and Borrower shall provide evidence as reasonably requested by Lender from time to time, to confirm compliance.

4.1.30    Criminal Acts. Neither Borrower nor any of Borrower’s Constituents has been convicted of, or been indicted for a felony criminal offense.

4.1.31    No Defaults. Neither Borrower nor any of Borrower’s Constituents is in default under any mortgage, deed of trust, note, loan or credit agreement.

4.1.32    Purchase Agreement. Borrower has delivered to Lender a true and complete copy of the Purchase Agreement and there exist no material documents or instruments relating to the purchase of the Property other than those documents and instruments that have been delivered to Lender.

4.1.33    Personal Property. Borrower owns the Personal Property free from any lien, security interest, encumbrance or adverse claim, except as otherwise expressly approved by Lender in writing. The Personal Property has not been used or bought for personal, family, or household purposes, but has been bought and used solely for the purpose of carrying on Borrower’s business.

4.1.34    Other Exchange Properties and Interests in the CIO Entities. In connection with Borrower’s acquisition of the Property, which occurred on September 29, 2017, (i) the seller from which Borrower acquired the Property required Borrower to also take title to the Other Exchange Properties, and (ii) Borrower acquired all of the membership interests in the CIO Entities. On September 29, 2017, (i) immediately after Borrower’s acquisition of the Other Exchange Properties, Borrower conveyed each of the Other Exchange Properties to Affiliates of the EAT for subsequent transfer to Affiliates of Liable Party, and (ii) immediately after Borrower’s acquisition of all of the membership interests in the CIO Entities, Borrower assigned all of such membership interests to SCFS Reverse Exchange, LLC. Borrower: (a) never had any intention of owning or operating the Other Exchange Properties and, but for the requirement of the seller, Borrower would not have held title to any of the Other Exchange Properties; (b) has transferred, conveyed and assigned all of Borrower’s right, title and interest in the Other Exchange Properties, including, without limitation, all rights in any Leases (as if the definition of such term referenced the Other Exchange Properties instead of the Property) and Personal Property (as if the definition of such term referenced the Other Exchange Properties instead of the Property), to the aforementioned Affiliates of Liable Party and has delivered to Lender true, correct and complete copies of all documents that effected such transfers, conveyance and assignments; (c) did not operate or enter into any contract or agreement with respect to any of the Other Exchange Properties; (d) has no liability or obligation with respect to any of the Other Exchange Properties; (e) has no direct or indirect ownership interest in any of the Other Exchange Properties; (f) has transferred, conveyed and assigned all of Borrower’s right, title and interest in the membership interests in the CIO Entities to SCFS Reverse Exchange, LLC and has delivered to Lender true, correct and complete copies of all documents that effected such transfer, conveyance and assignment; and (g) has been released by SCFS Reverse Exchange, LLC from all liability relating to Borrower’s ownership of the membership interests in the CIO Entities.

V.	BORROWER COVENANTS

Section 5.1    Borrower Affirmative Covenants. From the date hereof until payment of the Secured Indebtedness in full, Borrower hereby covenants and agrees with Lender that:

5.1.1    Existence; Compliance with Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all present and future Requirements affecting or relating to Borrower, the Property and/or the Use. Borrower shall not use or permit the use of the Property, or any part thereof, for any illegal purpose. Borrower shall furnish to Lender upon request and as applicable, copies of licenses, permits, written confirmation from a Governmental Authority, an updated zoning report, or any other information reasonably requested by Lender to evidence the Property and/or its Use complies with the Requirements.

5.1.2    Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Liable Party, if any, or the Property which could, if determined adversely to Borrower, Liable Party, if any, or the Property, be reasonably expected to affect the Property, Liable Party, if any, or Borrower’s ability to perform its obligations hereunder or under the other Loan Documents, the Guaranty, if any, or the Environmental Indemnity.

5.1.3    Access to Property. Lender shall have the right, at any time and from time to time during normal business hours, to enter the Property in order to ascertain Borrower’s compliance with the Loan Documents, to examine the condition of the Property, to perform an appraisal, to undertake surveying or engineering work, and to inspect premises occupied by Tenants. Borrower shall cooperate with Lender in performing these inspections.

5.1.4    Books and Records; Financial Reporting. Borrower shall keep adequate books and records of account in accordance with GAAP, or in accordance with other methods acceptable to Lender in its sole discretion, consistently applied and furnish to Lender:

(a)    quarterly certified rent rolls signed and dated by Borrower, detailing the names of all Tenants of the Improvements, the portion of Improvements occupied by each Tenant, the base rent and any other charges payable under each Lease and the term of each Lease, including the expiration date, and any other information as is reasonably required by Lender, within forty-five (45) days after the end of each fiscal quarter;

(b)    a quarterly operating statement of the Property and year to date operating statements detailing the total revenues received, total expenses incurred, total cost of all capital improvements, total debt service and total cash flow, to be prepared and certified by Borrower in the form required by Lender, and if available, any quarterly operating statement prepared by an independent certified public accountant, within forty-five (45) days after the close of each fiscal quarter of Borrower;

(c)    an annual balance sheet and profit and loss statement of Borrower in the form required by Lender, prepared and certified by Borrower, as the case may be, or if required by Lender upon and during an Event of Default, audited financial statements for Borrower and Liable Party, prepared by an independent certified public accountant acceptable to Lender, within ninety (90) days after the close of each fiscal year of Borrower and Liable Party, if any, as the case may be;

(d)    an annual operating budget presented on a monthly basis consistent with the annual operating statement described above for the Property including cash flow projections for the upcoming one (1) year period and all proposed capital replacements and improvements at least fifteen (15) days prior to the start of each calendar year;

(e)    a then current rent roll and financial statements prepared by and/or for the benefit of Borrower detailing all income of the Property and all Property expenses; within ninety (90) days after the close of each fiscal year of Borrower; and

(f)    any financial statements required pursuant to the Guaranty, if any.

5.1.5    Property Reports. Upon request from Lender or its representatives and designees, Borrower shall furnish in a timely manner to Lender:

(a)    Intentionally deleted.

(b)    an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

5.1.6    Additional Financial or Management Information; Right to Audit.

(a)    Borrower shall furnish Lender with such other additional financial or management information (including state and federal tax returns) as may, from time to time, be reasonably required by Lender or the Rating Agencies in form and substance satisfactory to Lender or the Rating Agencies.

(b)    Lender and its representatives shall have the right upon prior written notice to examine and audit the records, books, management and other papers of Borrower and its affiliates or of any guarantor or indemnitor which reflect upon their financial condition and/or the income, expenses and operations of the Property, at the Property or at any office regularly maintained by Borrower, its affiliates or any guarantor or indemnitor where the books and records are located. Lender shall have the right upon notice to make copies and extracts from the foregoing records and other papers.

(c)    Borrower shall furnish Lender and its agents convenient facilities for the examination and audit of any such books and records.

5.1.7    Title to the Property. Borrower will warrant and defend the validity and priority of the lien of the Security Instrument and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Exceptions.

5.1.8    Estoppel Statements. Within ten (10) days after a request by Lender, Borrower shall furnish an acknowledged written statement in form satisfactory to Lender, certified to the Certification Parties, (i) setting forth the amount of the Loan (as calculated by Borrower) and the interest rate, (ii) stating either that no offsets or defenses exist against the Loan, or if any offsets or defenses are alleged to exist, their nature and extent, (iii) whether any default then exists under the Loan Documents or the Environmental Indemnity or any event has occurred and is continuing that with the lapse of time, the giving of notice, or both, would constitute such a default, and (iv) any other matters as Lender may reasonably request. If Borrower does not furnish an estoppel certificate, certified to the Certification Parties, within the 10-day period, Borrower appoints Lender as its attorney-in-fact to execute and deliver the certificate on its behalf, which power of attorney shall be coupled with an interest and shall be irrevocable.

5.1.9    Leases and Other Agreements Affecting the Property.

(a)    Borrower shall perform all obligations of landlord under any and all Leases. Borrower agrees to furnish Lender true, correct and complete executed copies of all future Leases.

(b)    Borrower shall not, without the prior written consent of Lender, (i) enter into or extend any Lease (other than an extension that is unilaterally exercised by a Tenant pursuant to an extension or renewal right set forth in such Tenant’s Lease) unless the Lease complies with the Leasing Guidelines, or (ii) cancel, terminate or accept surrender of any Lease, except in the case of a material default thereunder, unless Borrower has entered into a new Lease complying with the provisions set forth herein and covering all of the premises of the Lease being cancelled, terminated or surrendered, or (iii) modify or amend any Lease in any material and adverse way or reduce any rent under any Lease, or (iv) consent (to the extent the consent of the landlord is required thereunder) to a full or partial assignment of the tenant’s interest or to a subletting of all or any portion of the premises under any Lease, unless the tenant (and any guarantor, if applicable) who is liable immediately prior to such assignment or subletting covenants to remain fully liable thereafter, or (v) accept any payment of rent more than one month in advance of its due date, or accept any security deposit in an amount exceeding one month’s rent, or (vi) enter into any option to purchase the Property. With respect to the Master Lease, Borrower covenants and agrees that, unless and until the Property Transfer or the Interest Transfer occurs and the Master Lessee assigns all of its right, title, and interest in and to the Leases to the transferee fee owner of the Property, in the case of a Property Transfer, or the Borrower, in the case of the Interest Transfer, Borrower will not (A) cancel or terminate the Master Lease or accept a surrender of the Master Lease; (B) modify or amend the Master Lease in any material way; or (C) consent to an assignment of the Master Lessee’s interest in the Master Lease, except for the assignments made to Lender pursuant to the Security Instrument and Assignment of Leases. If any of the acts described in this paragraph are done without the prior written consent of Lender, at the option of Lender, they shall be of no force or effect and shall constitute a default under this Agreement. Borrower shall pay all costs and expenses incurred by Lender, including reasonable attorneys’ fees, in connection with any Lease, including in connection with any subordination agreement or nondisturbance agreement.

(c)    Each Lease executed after the Advance Date affecting the Property shall be absolutely subordinate to the lien of the Security Instrument and shall also contain a provision, satisfactory to Lender, to the effect that in the event of the judicial or non-judicial foreclosure of the Property, at the election of Lender or the acquiring foreclosure purchaser, the particular Lease shall not be terminated and the tenant shall attorn to Lender or to such purchaser. If requested to do so, the tenant shall agree to enter into a new Lease for the balance of the term upon the same terms and conditions. If Lender requests, Borrower shall use reasonable efforts to cause a tenant or tenants to enter into subordination and attornment agreements or nondisturbance agreement with Lender on forms which have been approved by Lender. Upon Borrower’s request, Lender agrees to enter into a subordination, nondisturbance and attornment agreement with a Tenant on Lender’s standard form with respect to a Lease approved in writing by Lender (and not merely deemed approved pursuant to Section 5.1.9(f) below).

(d)    Borrower covenants and agrees that all contracts and agreements relating to the Property requiring the payment of leasing commissions or management fees or other similar compensation shall (i) provide that the obligation will not be enforceable against Lender and (ii) be subordinate to the lien of the Security Instrument. Lender will be provided evidence of Borrower’s compliance with this Section 5.1.9(d) upon request.

(e)    Borrower shall terminate the Master Lease concurrently with or immediately after the Property Transfer or the Interest Transfer.

(f)    Provided no Event of Default exists, in the event that (i) Borrower has delivered to Lender a written request for Lender’s approval of a Lease or other leasing matter requiring Lender’s consent under Section 5.1.9(b) together with a summary of the business terms of such lease or other leasing matter and any documents or information required to be provided by Borrower under this Section 5.1.9 in connection with Lender’s review of the proposed matter, and (ii) Lender has failed to respond to such request within ten (10) Business Days after Lender’s receipt of such request and supporting documents, and (iii) Borrower has delivered to Lender a second copy of such request with such supporting documents and information required above, then, if Lender has failed to respond to such second request within five (5) Business Days after Lender’s receipt of such second request and such supporting documents and information, such request shall be deemed approved by Lender, provided that such second request included a legend prominently displayed at the top of the first page thereof in solid capital letters in bold face type of a font size not less than fourteen (14) as follows: “WARNING: IF YOU FAIL TO RESPOND TO OR EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.”

5.1.10    Material Agreements. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

5.1.11    Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document and the Environmental Indemnity executed and delivered by Borrower.

5.1.12    Maintenance of the Property. Borrower, at its sole cost and expense, shall keep the Property in good order, condition and repair, and make all necessary structural and non-structural, ordinary and extraordinary repairs to the Property and the Improvements.

5.1.13    Use. Borrower shall use, or cause to be used, the Property continuously (subject to the occurrence of a casualty) as four (4) three- to six-story Class A office buildings with two parking structures (the “Use”). Borrower shall not use, or permit the use of, the Property for any other use without the prior written consent of Lender. Borrower shall not file or record a declaration of condominium, master mortgage or deed of trust or any other similar document evidencing the imposition of a so-called “condominium regime” whether superior or subordinate to the Security Instrument and Borrower shall not permit any part of the Property to be converted to, or operated as, a “cooperative apartment house” whereby the tenants or occupants participate in the ownership, management or control of any part of the Property.

5.1.14    Escrow Deposits. Without limiting the effect of Section 3.1 and Section 6.1, Borrower will begin making monthly deposits of all Impositions and Premiums upon the occurrence of any of the following (each, a “Trigger Event”): (i) there is a default under the Loan Documents, the Guaranty or the Environmental Indemnity; (ii) Borrower no longer owns the Property, unless the Property is transferred pursuant to a Property Transfer in accordance with the terms of this Agreement; (iii) there has been a change in organizational structure of Borrower or in the general partners, shareholders or members of Borrower or in the constituent general partners or controlling shareholders or controlling members of any of the entities comprising Borrower or there has been, directly or indirectly, a change of Control of Borrower (excluding any change in the public shareholders of City Office, any change resulting from an Interest Transfer in accordance with the terms and conditions of this Agreement, or any transfers permitted by Sections 8.1(b) - (d)); (iv) with respect to Impositions or Premiums, or both, as the case may be, such deposits are required in connection with a securitization or participation of the Loan; or (v) with respect to Premiums only, at any time Borrower fails to furnish Lender, not later than thirty (30) days before the dates on which any Premiums would become delinquent, receipts for the payment of such Premiums or appropriate proof of issuance of a new policy which continues in force the insurance coverage of the expiring policy. Upon the occurrence of any of these events Borrower will make monthly deposits of Impositions and/or Premiums, as applicable, notwithstanding the fact that the default may be cured, or that the transfer or change be approved by Lender; provided, however, that if, and only if, the first Trigger Event to occur is an event described in clause (i) or clause (v), then upon Borrower’s cure of such default or failure described in clause (i) or clause (v), as applicable, Borrower’s obligation to make deposits of Impositions and/or Premiums pursuant to this provision shall cease unless and until the occurrence of another Trigger Event. In the event deposits of Impositions and/or Premiums are required pursuant to this provision, Borrower will make monthly deposits of all Impositions and/or Premiums, as applicable, in an amount equal to one-twelfth (1/12) of the annual charges for these items as reasonably estimated by Lender and on demand, from time to time, shall pay to Lender any additional amounts necessary to pay the Premiums and Impositions. No amounts paid as Impositions or Premiums shall be deemed to be trust funds and these funds may be commingled with other funds of Lender without any requirement to pay interest to Borrower on account of these funds. If an Event of Default occurs, Lender shall have the right, at its election, to apply any amounts held under this Section 5.1.14 in reduction of the Secured Indebtedness, or in payment of the Premiums or Impositions for which the amounts were deposited. Borrower hereby grants to Lender a security interest in all funds that are delivered to Lender pursuant to this Section, for purposes of securing all obligations of Borrower under the Loan Documents.

5.1.15    Personal Property. Borrower will notify Lender of, and will protect, defend and indemnify Lender and its affiliates, partners and participants, and the officers, directors, agents, employees of each of them, and the successors and assigns of each of them against, all claims and demands of all persons at any time claiming any rights or interest in the Personal Property. The Personal Property shall not be used or bought for personal, family, or household purposes, but shall be bought and used solely for the purpose of carrying on Borrower’s business.

5.1.16    Special Purpose Entity/Separateness.

(a)    Borrower and, if applicable, each general partner of Borrower shall continue to be a Special Purpose Entity.

(b)    The Property shall continue to have “single asset real estate” status as defined by Section 101(51)(B) of the Bankruptcy Code.

(c)    The organizational documents of Borrower and its direct controlling constituent entity (excluding, however, the EAT), as in effect on the date hereof, shall not be modified, amended or revised without the prior written consent of Lender, except that (i) Borrower’s operating agreement shall be replaced with an Amended and Restated Limited

Liability Company Agreement in the form attached hereto as Exhibit E in connection with an Interest Transfer, (ii) SCCP’s limited partnership agreement shall be amended, or amended and restated, in connection with an Interest Transfer as set forth in the definition of “Interest Transfer” in Section 1.1 in connection with an Interest Transfer, and (iii) if applicable, SCCP’s limited partnership agreement shall be amended, or amended and restated, in connection with a Property Transfer as set forth in the definition of “Property Transfer” in Section 1.1 in connection with a Property Transfer.

(d)    The covenants set forth in this Section 5.1.16 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

5.1.17    ERISA Indemnity. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties (as defined below) from and against any and all claims, actions, proceedings, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of any of the foregoing, or incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole and absolute discretion) that Lender may incur, directly or indirectly, as a result of a default under either of Sections 4.1.5 or 5.2.8 herein. “Indemnified Parties” means Lender, its affiliates, partners and participants, and their respective officers, directors, agents, employees of each of them, and the successors and assigns of each of them, and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

Section 5.2    Borrower Negative Covenants. From the date hereof until the Secured Indebtedness is paid in full, Borrower hereby covenants and agrees with Lender that:

5.2.1    Liens and Encumbrances. Without the prior written consent of Lender, to be exercised in Lender’s sole and absolute discretion, other than the Permitted Exceptions, Borrower shall not create, place or allow to remain any Liens and Encumbrances on the Property. If any Liens and Encumbrances are recorded against the Property or any part of the Property, Borrower shall obtain a discharge and release of any Liens and Encumbrances within fifteen (15) days after receipt of notice of their existence.

5.2.2    Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property.

5.2.3    Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.

5.2.4    Zoning. Without the prior written consent of Lender, Borrower shall not (i) initiate or acquiesce in a change in the zoning classification of and/or restrictive covenants affecting the Property or seek any variance under existing zoning ordinances, (ii) use or permit the use of the Property in a manner which may result in the Use becoming a non-conforming use under applicable zoning ordinances, or (iii) subject the Property to restrictive covenants.

5.2.5    Assets. Borrower shall not purchase or own any property other than the Property and any property necessary or incidental to the ownership and operation of the Property.

5.2.6    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.7    Principal Place of Business; Chief Executive Office; Books and Records. Except in connection with an Interest Transfer in accordance with the terms of this Agreement, Borrower shall not (i) change its principal place of business or name from the address and name set forth in the introductory paragraph hereof without, in each instance, (A) giving Lender at least thirty (30) days’ prior written notice thereof and (B) taking all action required by Lender for the purpose of perfecting and/or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents or (ii) change its organizational structure without (A) obtaining the prior written consent of Lender and (B) taking all action reasonably required by Lender for the purpose of perfecting or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents. At the request of Lender, Borrower shall execute a certificate, certified to the Certification Parties, in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

5.2.8    ERISA. Borrower will not be (i) reconstituted as a Plan or as an entity whose assets constitute “plan assets” or (ii) a “governmental plan” within the meaning of Section 3(32) of ERISA. The transactions contemplated by the Loan Documents will not be in violation of any state statutes applicable to Borrower that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

5.2.9    Material Agreements. Borrower shall not, without Lender’s prior written consent, such consent not to be unreasonably withheld: (a) enter into any Material Agreement, (b) surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default and the termination of such Material Agreement would be commercially reasonable and then only if Borrower shall have provided to Lender not less than five (5) Business Days’ notice of such termination and such termination would not be reasonably expected to result in a Material Adverse Change), (c) increase or consent to the increase of the amount of any fees or charges payable by Borrower under any Material Agreement, except for such increases as are expressly provided for therein, or (d) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement.

5.2.10    Improvements. Borrower shall abstain from, and not permit the commission of waste to the Property and shall not remove or alter in any substantial manner, the structure or character of any Improvements without the prior written consent of Lender.

5.2.11    Personal Property. Borrower will not remove the Personal Property without the prior written consent of Lender, except items of Personal Property which are consumed or worn out in ordinary usage which shall be promptly replaced by Borrower with other Personal Property of value equal to or greater than the value of the replaced Personal Property.

VI.	INSURANCE, CASUALTY AND CONDEMNATION

Section 6.1    Insurance.

6.1.1    Insurance Policies.

(a)    During the term of the Loan, Borrower at its sole cost and expense must provide insurance policies and certificates of insurance for types of insurance described below all of which must be satisfactory to Lender as to form of policy, amounts, deductibles, sublimits, types of coverage, exclusions and the companies underwriting these coverages. In no event shall such policies be terminated or otherwise allowed to lapse. Borrower shall be responsible for its own deductibles. Borrower shall also pay for any insurance, or any increase of policy limits, not described in this Agreement that Borrower requires for its own protection or for compliance with government statutes. Borrower’s insurance shall be primary and without contribution from any insurance procured by Lender including, without limitation, any insurance obtained by Lender pursuant to Section 6.1.1(d).

Policies of insurance shall be delivered to Lender in accordance with the following requirements:

(i)    Property insurance on the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils,” in each case (1) in an amount equal to 100% of the Full Replacement Cost of the Improvements and Personal Property with a waiver of depreciation and with a Replacement Cost Endorsement; (2) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (3) providing for no deductible in excess of $250,000.00; and (4) containing no margin clause unless approved by

Lender and (5) containing Ordinance or Law Coverage, Operation of Building Laws, Demolition Costs and Increased Cost of Construction in an amount reasonably required by Lender or if any of the Improvements or the use of the Property constitute non-conforming structures then in the amount of 100% of the Full Replacement Cost. The Full Replacement Cost shall be determined from time to time by an appraiser or contractor designated and paid by Borrower and approved by Lender or by an engineer or appraiser in the regular employ of the insurer. The “Full Replacement Cost” for purposes of this Article VI shall mean the estimated total cost of construction required to replace the Improvements with a substitute of like utility, and using modern materials and current standards, design and layout. For purposes of calculating Full Replacement Cost direct (hard) costs shall include, without limitation, labor, materials, supervision and contractor’s profit and overhead and indirect (soft) costs shall include, without limitation, fees for architect’s plans and specifications, construction financing costs, permits, sales taxes, insurance and other costs included in the Marshall Valuation Service published by Marshall & Swifts.

(ii)    Commercial General Liability insurance, including terrorism coverage, against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (1) to be on the so-called “occurrence” form with a combined single limit of not less than Twenty-Five Million and No/100 Dollars ($25,000,000.00); (2) to continue at not less than this limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (3) to cover at least the following hazards: (a) premises and operations; (b) products and completed operations on an “if any” basis; (c) independent contractors; (d) blanket contractual liability for all written and oral contracts; (e) contractual liability covering the indemnities contained in this Agreement and the other Loan Documents to the extent available; and (f) if applicable, liquor liability. The required limit may be satisfied through a combination of Primary and Excess Liability policies.

(iii)    Business Income insurance in an amount sufficient to prevent Borrower from becoming a co-insurer within the terms of the applicable policies, and sufficient to recover twenty four (24) months Business Income and with an Extended Period of Indemnity (“EPI”) of 12 months. The amount of such insurance shall be increased from time to time during the term of the Loan as and when new leases and renewal leases are entered into and rents payable increase or the annual estimate of gross income from occupancy of the Property increases to reflect such rental increases.

(iv)    If Lender determines at any time that any part of the Property is located in an area identified on a Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, Borrower will maintain a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as amended. In addition, Borrower will maintain Difference in Conditions (DIC) insurance and/or excess insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of flood, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender, if Lender determines at any time that any part of the Property is located in Flood Zone A or V.

(v)    During the period of any construction or renovation or alteration of the Improvements, and only if the Property insurance (as described in Section 6.1.1(a)(i)) form does not otherwise provide coverage, a so-called “Builder’s All Risk” insurance policy in non-reporting form for any Improvements under construction, renovation or alteration including, without limitation, for demolition and increased cost of construction or renovation, in an amount approved by Lender including an Occupancy endorsement and Worker’s Compensation Insurance covering all persons engaged in the construction, renovation or alteration in an amount at least equal to the minimum required by statutory limits of the State.

(vi)    Workers’ Compensation insurance, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease in the aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operations (if applicable).

(vii)    Boiler & Machinery, or Equipment Breakdown Coverage, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of all equipment installed in, on or at the Improvements. These policies shall insure against physical damage to and loss of occupancy and use of the Improvements arising out of an accident or breakdown.

(viii)    Insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of terrorism, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender.

(ix)    Business Automobile Insurance with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage arising out of the use of owned, non-owned, hired and/or leased automotive equipment when such equipment is operated by Borrower, Borrower’s employees or Borrower’s agents in connection with the Property.

(x)    Windstorm coverage, including coverage for Named Storms, in an amount equal to the Full Replacement Cost, plus an amount equal to the Business Income insurance and EPI contemplated in Subsection (a)(iii) of this Section 6.1.1 and on terms consistent with the commercial property insurance policy required under Subsection (a)(i) of this Section 6.1.1, provided, however, that the deductible for windstorm coverage shall not exceed the greater of (i) $250,000 or (ii) five percent (5%) of the Full Replacement Cost.

(xi)    Insurance from or against all losses, damages, costs, expenses, claims and liabilities related to or arising from earthquake on such form of insurance policy and in such amount as required by Lender, and provided that the deductible for earthquake coverage shall not exceed the greater of (i) $250,000 or (ii) five percent (5%) of the Full Replacement Cost.

(xii)    If the Property is governed in whole or in part by a condominium association or operated as a “cooperative apartment house”, Fidelity/Crime insurance against all losses as a result of fraudulent acts by anyone who either handles or is responsible for funds that it holds or administers, in such amount as required by Lender, naming the condominium association or co-op as the insured.

(xiii)    Such other insurance (i) as may from time to time be required by Lender to replace coverage against any hazard, which as of the date hereof is insured against under any of the insurance policies described in Subsections (a)(i) through (a)(xii) of this Section 6.1.1, and (ii) as may from time to time be reasonably required by Lender against other insurable hazards, including, but not limited to, vandalism, earthquake, environmental, sinkhole and mine subsidence.

(b)    Lender’s interest must be clearly stated by endorsement in the insurance policies described in this Section 6.1.1 as follows:

(i)    The policies of insurance referenced in Subsections (a)(i), (a)(iii), (a)(iv), (a)(v), (a)(vii), (a)(viii), (a)(x) and (a)(xi) of this Section 6.1.1 shall identify Lender under the New York Standard Mortgagee Clause (non-contributory) endorsement.

(ii)    The insurance policies referenced in Sections 6.1.1(a)(ii) and 6.1.1(a)(ix) shall name Lender as an additional insured.

(iii)    All of the policies referred to in Section 6.1.1 shall provide for at least thirty (30) days’ written notice to Lender in the event of policy cancellation and/or material change.

(c)    All the insurance companies must be authorized to do business in New York State and the State and be approved by Lender. The insurance companies must have a general policy rating of A.M. Best “Excellent” or better and a financial class of X or better by A.M. Best. So called “Cut-through” endorsements shall not be permitted. If there are any Securities issued with respect to this Loan which have been assigned a rating by a Rating Agency, the insurance company shall have a claims paying ability rating by such Rating Agency equal to or greater than the rating of the highest class of the Securities. Borrower shall deliver evidence satisfactory to Lender of payment of premiums due under the insurance policies.

(d)    Certified copies of the policies, and any endorsements, shall be made available for inspection by Lender upon request. If Borrower fails to obtain or maintain insurance policies and coverages as required by this Section 6.1.1, then Lender shall have the right but shall not have the obligation immediately to procure any such insurance policies and coverages at Borrower’s cost.

(e)    Borrower shall be required during the term of the Loan to continue to provide Lender with original renewal policies or replacements of the insurance policies referenced in Section 6.1.1(a). Lender may accept Certificates of Insurance, if satisfactory to

Lender, evidencing insurance policies referenced in this Section 6.1.1 instead of requiring the actual policies. Lender shall be provided with renewal Certificates of Insurance, or Binders, prior to each expiration. The failure of Borrower to maintain the insurance required under this Article VI shall not constitute a waiver of Borrower’s obligation to fulfill these requirements.

(f)    All binders, policies, endorsements, certificates, and cancellation notices are to be sent to the Lender’s Address for Insurance Notification until changed by notice from Lender.

(g)    If any policy referred to in this Section 6.1.1 is written on a blanket basis, a list of locations and their insurable values shall be provided, as required by Lender. If the Property is located in an area for potential catastrophic loss, upon request Borrower shall provide Lender with a Natural Hazard Loss Analysis Report on an annual basis, if applicable. This report is to be completed by a recognized risk modeling company (e.g. RMS, EQE, AIR) approved by Lender.

6.1.2    Adjustment of Claims. Provided that no Event of Default has occurred and is continuing, Borrower may settle, adjust or compromise any claim for damage to, or loss or destruction of, all or a portion of the Property, regardless of whether there are Insurance Proceeds available or whether any such Insurance Proceeds are sufficient in amount to fully compensate for such damage, loss or destruction, (i) with prior written notice to, but without the necessity of approval by, Lender, if the aggregate loss to which such claim pertains is less than $375,000 as reasonably determined by Lender and (ii) subject to Lender’s prior written consent, which shall not be unreasonably withheld or delayed, if such aggregate loss as reasonably determined by Lender is greater than $375,000 and less than $750,000. Borrower hereby authorizes and empowers Lender to settle, adjust or compromise any such claim (a) if such aggregate loss as reasonably determined by Lender is $750,000 or greater, regardless of whether there are Insurance Proceeds available or whether any such Insurance Proceeds are sufficient in amount to fully compensate for such damage, loss or destruction, or (b) if an Event of Default has occurred and is continuing, regardless of the amount of such loss.

6.1.3    Assignment to Lender. The provisions of Section 3.2 of the Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

Section 6.2    Casualty and Condemnation.

6.2.1    Casualty.

(a)    Borrower shall give prompt written notice of any casualty to the Property with an estimated repair cost in excess of $150,000.00 to Lender whether or not required to be insured against. The notice shall describe the nature and cause of the casualty and the extent of the damage to the Property. Borrower covenants and agrees to commence and diligently pursue to completion the Restoration.

(b)    Borrower assigns to Lender all Insurance Proceeds which Borrower is entitled to receive in connection with a casualty whether or not such insurance is required under this Agreement. In the event of any damage to or destruction of the Property, and provided

(1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, and (ii) the repair, restoration and rebuilding of any portion of the Property that has been partially damaged or destroyed (the “Restoration”) can be accomplished in full compliance with all Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the casualty and at least equal in value as that existing prior to the casualty, the Net Insurance Proceeds shall be applied to the cost of Restoration in accordance with the terms of this Article VI. Lender shall hold and disburse the Net Insurance Proceeds to the Restoration.

(c)    If the Net Insurance Proceeds are to be used for the Restoration in accordance with this Article VI, Borrower shall comply with Lender’s Requirements For Restoration as set forth in Section 6.2.3. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds then held by Lender to Borrower.

(d)    In the event that the conditions for Restoration set forth in this Section 6.2.1 have not been met, Lender may, at its option, apply the Net Insurance Proceeds to the reduction of the Secured Indebtedness in such order as Lender may determine and in the event the Net Insurance Proceeds are in excess of $3,000,000.00, Lender may declare the entire Secured Indebtedness immediately due and payable. After payment in full of the Secured Indebtedness, any remaining Restoration Funds shall be paid to Borrower.

6.2.2    Condemnation.

(a)    If the Property or any part of the Property is taken by reason of any Condemnation, Lender shall be entitled to all Condemnation Proceeds, subject to the terms of this Section 6.2.2. At its option, Lender shall be entitled to commence, appear in and prosecute in its own name any action or proceeding and to make any compromise or settlement in connection with such Condemnation. Borrower hereby irrevocably constitutes and appoints Lender as its attorney-in-fact, which appointment is coupled with an interest, to commence, appear in and prosecute any action or proceeding and to make any compromise or settlement in connection with any such Condemnation.

(b)    Borrower assigns to Lender all Condemnation Proceeds which Borrower is entitled to receive. In the event of any Condemnation, and provided (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, and (ii) the Restoration of any portion of the Property that has not been taken can be accomplished in full compliance with all Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the taking and at least equal in value as that existing prior to the taking, then Borrower shall commence and diligently pursue to completion the Restoration. Lender shall hold and disburse the Net Condemnation Proceeds to the Restoration.

(c)    In the event the Net Condemnation Proceeds are to be used for the Restoration, Borrower shall comply with Lender’s Requirements For Restoration as set forth in Section 6.2.3. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds then held by Lender to Borrower.

(d)    In the event that the conditions for Restoration set forth in this Section 6.2.2 have not been met, Lender may, at its option, apply the Net Condemnation Proceeds to the reduction of the Secured Indebtedness in such order as Lender may determine and in the event the Net Condemnation Proceeds are in excess of $3,000,000.00, Lender may declare the entire Secured Indebtedness immediately due and payable. After payment in full of the Secured Indebtedness, any remaining Restoration Funds shall be paid to Borrower.

6.2.3    Requirements For Restoration. Unless otherwise expressly agreed in a writing signed by Lender, the following are the “Requirements For Restoration”:

(a)    If the Net Insurance Proceeds or Net Condemnation Proceeds are to be used for the Restoration, prior to the commencement of any Restoration work (the “Work”), Borrower shall provide Lender for its review and written approval (i) complete plans and specifications for the Work which (A) have been approved by all required Governmental Authorities and are in compliance with all Requirements, (B) have been approved by an architect satisfactory to Lender (the “Architect”) and (C) are accompanied by a signed statement of Architect or a general contractor satisfactory to Lender (“Contractor”) of the total estimated cost of the Work (the “Approved Plans and Specifications”); (ii) the amount of money which Lender reasonably determines will be sufficient when added to the Net Insurance Proceeds or Net Condemnation Proceeds to pay the entire cost of the Restoration (such amount, together with the Net Insurance Proceeds or the Net Condemnation Proceeds, collectively referred to as the “Restoration Funds”); (iii) evidence that the Approved Plans and Specifications and the Work are in compliance with all applicable Requirements (which evidence may be in the form of a certification from the Architect); (iv) an executed contract for construction with a contractor satisfactory to Lender in a form approved by Lender in writing; and (iv) a surety bond and/or guarantee of payment with respect to the completion of the Work. The bond or guarantee shall be satisfactory to Lender in form and amount and shall be signed by a surety or other entities who are acceptable to Lender.

(b)    Borrower shall not commence the Work, other than temporary work to protect the Property or prevent interference with business, until Borrower shall have complied with the requirements of subsection (a) of this Section 6.2.3. So long as there does not currently exist an Event of Default and the following conditions have been complied with or, in Lender’s discretion, waived, Lender shall disburse the Restoration Funds in increments to Borrower, from time to time as the Work progresses:

(i)    Architect or Contractor shall be in charge of the Work.

(ii)    Lender shall disburse the Restoration Funds directly or through escrow with a title company selected by Borrower and approved by Lender, upon not less than ten (10) days’ prior written notice from Borrower to Lender and Borrower’s delivery to Lender of (A) Borrower’s written request for payment (a “Request for Payment”) accompanied by a certificate by Architect, certified to the Certification Parties, in a form satisfactory to Lender which states that (a) all of the Work completed to that date has been completed in substantial compliance with the Approved Plans and Specifications and in accordance with all Requirements, (b) the amount requested has been paid or is then due and payable and is properly a part of the cost of the Work, and (c) when added to all sums previously paid by Lender, the requested amount does not exceed the value of the Work completed to the date of such certificate; and (B) evidence satisfactory to Lender that the balance of the Restoration Funds remaining after making the payments shall be sufficient to pay the balance of the cost of the Work. Each Request for Payment shall be accompanied by (x) waivers of liens covering that part of the Work previously paid for, if any (y) a title search or by other evidence satisfactory to Lender that no mechanic’s or materialmen’s liens or other similar liens for labor or materials supplied in connection with the Work have been filed against the Property and not discharged of record, and (z) an endorsement to the Title Insurance Policy insuring that no encumbrance exists on or affects the Property other than the Permitted Exceptions.

(iii)    The final Request for Payment shall be accompanied by (i) a final certificate of occupancy or other evidence of approval of appropriate Governmental Authorities for the use and occupancy of the Improvements, (ii) evidence that the Restoration has been completed in accordance with the Approved Plans and Specifications and all applicable Requirements (which evidence may be in the form of a certification from the Architect), (iii) evidence that the costs of the Restoration have been paid in full, and (iv) evidence that no mechanic’s or similar liens for labor or material supplied in connection with the Restoration are outstanding against the Property, including final waivers of liens covering all of the Work and an endorsement to the Title Insurance Policy insuring that no encumbrance exists on or affects the Property other than the Permitted Exceptions.

(c)    If (i) within sixty (60) days after the occurrence of any damage, destruction or condemnation requiring Restoration, Borrower fails to submit to Lender and receive Lender’s approval of plans and specifications or fails to deposit with Lender the additional amount necessary to accomplish the Restoration as provided in subparagraph (a) above, or (ii) after such plans and specifications are approved by all such Governmental Authorities and Lender, Borrower fails to commence promptly or diligently continue to completion the Restoration, or (iii) Borrower becomes delinquent in payment to mechanics, materialmen or others for the costs incurred in connection with the Restoration, or (iv) there exists an Event of Default, then, in addition to all of the rights herein set forth and after ten (10) days’ written notice of the non-fulfillment of one or more of these conditions, Lender may apply the Restoration Funds to reduce the Secured Indebtedness in such order as Lender may determine, and at Lender’s option and in its sole discretion, Lender may declare the Secured Indebtedness immediately due and payable together with the Prepayment Fee.

VII.	PROPERTY MANAGEMENT

Section 7.1    The Management Agreement. Borrower shall cause Manager to manage the Property in accordance with the Management Agreement. Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (ii) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed, and (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement. If Borrower defaults in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, the Environmental Indemnity or the Guaranty, if any, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

Section 7.2    Prohibition Against Termination or Modification. Borrower shall not surrender, terminate, cancel, modify, renew or extend the Management Agreement (except, in the case of a renewal or extension, where effected by an automatic extension or renewal provision contained in the Management Agreement), or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express consent of Lender (such consent not to be unreasonably withheld). If at any time Lender consents to the appointment of a new manager, such manager and Borrower shall, as a condition of Lender’s consent, execute an assignment and subordination of management agreement in the form then used by Lender.

Section 7.3    Replacement of Manager. Lender shall have the right, in its sole discretion, to require Borrower to replace the Manager upon prior notice with a Person reasonably approved by Lender upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and continuance of an Event of Default and/or (ii) if Manager is in default of any material provision under the Management Agreement beyond any applicable notice and cure period or if at any time the Manager has engaged in gross negligence, fraud or willful misconduct.

Section 7.4    Leasing Brokerage Agreement. If at any time during the term of the Loan Borrower desires to enter into an agreement with a leasing broker in connection with the leasing of space at the Property, such agreement shall be subject to the express consent of Lender (such consent not to be unreasonably withheld). If Lender consents to such an agreement, the leasing broker and Borrower shall, as a condition of Lender’s consent, execute an assignment and subordination of such agreement in the form then used by Lender.

VIII.	CHANGE IN OWNERSHIP, PROHIBITION ON ADDITIONAL FINANCING AND ADDITIONAL OBLIGATIONS

Section 8.1    Transfers of Interest in Borrower.

(a)    Except with respect to (i) a Property Transfer or (ii) an Optional Property Transfer and an Interest Transfer, in accordance with the terms of this Agreement, Borrower shall not cause or permit: (i) the Property or any direct or indirect interest in the Property, to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of; or (ii) any transfer, assignment or conveyance of any direct or indirect interest in Borrower or in any of Borrower’s Constituents or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Borrower or any of Borrower’s Constituents, including, without limitation, any conversion of Borrower or any of Borrower’s Constituents from one form of entity to another (collectively, a “Transfer” or “Transfers”).

(b)    Notwithstanding the foregoing contained in Section 8.1(a), the prohibitions on Transfer shall not be applicable to (i) Transfers as a result of the death of a natural person; (ii) Transfers in connection with estate planning by a natural person to a spouse, son or daughter or descendant of either, a stepson or stepdaughter or descendant of either; or (iii) Transfers by the holders of publicly traded shares of City Office.

(c)    Notwithstanding the foregoing contained in Section 8.1(a), neither Lender’s consent nor notice shall be required for any Transfer of 15% or less of the limited partnership interests in Liable Party so long as at the time of the Transfer there shall be no Event of Default under the Loan Documents, the Guaranty or the Environmental Indemnity or facts existing that with the giving of notice or passage of time or both would constitute an Event of Default under the Loan Documents, the Guaranty or the Environmental Indemnity and after any such Transfer and all such Transfers (i) Borrower and Liable Party continue to be managed and Controlled directly or indirectly by City Office; (ii) City Office owns, directly or indirectly, an interest in Borrower of not less than 51% and an interest in Liable Party of not less than 51%; (iii) no entity or individual other than City Office owns a 25% or greater direct or indirect interest in Borrower or Controls Borrower as a result of any such Transfer; and (iv) following any Transfer under this Section 8.1(c), the Borrower shall continue to be able to make the representations and warranties set forth in Section 4.1.2 (Litigation), Section 4.1.5 (No Plan Assets), Section 4.1.25 (Foreign Person), Section 4.1.28 (Non-Relationship), Section 4.1.29 (US Patriot Act), Section 4.1.30 (Criminal Acts), and Section 4.1.31 (No Defaults) of this Agreement and all other representations set forth in the Loan Documents and Environmental Indemnity made by “Borrower”. Any Transfer pursuant to and in accordance with this Section 8.1(c) will not relieve Borrower of its obligations under the Note or any other Loan Documents or the Environmental Indemnity or Liable Party of its obligations under the Environmental Indemnity, the Guaranty, or under the Loan Documents to the extent applicable. The permitted transfer rights described in this Section 8.1(c) (x) are conditioned upon and shall apply only after the completion of the Property Transfer or the Interest Transfer in accordance with the terms and conditions of Section 8.5, and (y) shall be terminated in the event Borrower exercises the one-time right to Transfer set forth in Section 8.1(e) below.

(d)    Notwithstanding the foregoing contained in Section 8.1(a), but subject to the General Transfer Requirements (as defined below), Lender’s consent shall not be required for any Transfer of 16% to 49% of the limited partnership interests in Liable Party or the issuance of new limited partnership interests in Liable Party so long as after any such Transfer and all such Transfers (i) Borrower and Liable Party continue to be managed and Controlled directly or indirectly by City Office; and (ii) City Office owns, directly or indirectly, an interest in Borrower of not less than 51% and an interest in Liable Party of not less than 51%. The Transfers permitted in this Section 8.1(d) shall be subject to the following conditions: (i) there shall be no Event of Default under the Loan Documents, the Guaranty or the Environmental Indemnity or facts existing that with the giving of notice or passage of time or both would constitute an Event of Default under the Loan Documents, the Guaranty or the Environmental Indemnity; (ii) following any Transfer under this Section 8.1(d), the Borrower shall continue to be able to make the representations and warranties set forth in Section 4.1.2 (Litigation), Section 4.1.5 (No Plan Assets), Section 4.1.25 (Foreign Person), Section 4.1.28 (Non-Relationship), Section 4.1.29 (US Patriot Act), Section 4.1.30 (Criminal Acts), and Section 4.1.31 (No Defaults) of this Agreement and all other representations set forth in the Loan Documents and Environmental Indemnity made by “Borrower” and shall furnish to Lender such information as Lender requests in order for Lender to conduct due diligence, satisfactory to Lender, with respect to compliance with Section 4.1.29 (US Patriot Act), (iii) Borrower shall pay third-party costs and expenses, if any, incurred by Lender in connection with any Transfer under this Section 8.1(d), including title insurance premiums (if any), documentation costs and reasonable attorneys’ fees and costs, and (iv) Borrower shall provide Lender with fifteen (15) days prior written notice of any transfer under this Section 8.1(d) (the foregoing conditions in clauses (i) through (iv), inclusive, shall constitute and be referred to collectively as the “General Transfer Requirements”). Any Transfer pursuant to and in accordance with this Section 8.1(d) will not relieve Borrower of its obligations under the Note or any other Loan Documents or the Environmental Indemnity or Liable Party of its obligations under the Environmental Indemnity, the Guaranty, or under the Loan Documents to the extent applicable. The permitted transfer rights described in this Section 8.1(d) (x) are conditioned upon and shall apply only after the completion of the Property Transfer or the Interest Transfer in accordance with the terms and conditions of Section 8.5, and (y) shall be terminated in the event Borrower exercises the one time right to Transfer set forth in Section 8.1(e) below.

(e)    Notwithstanding the foregoing contained in Section 8.1(a), Borrower shall have a one-time right to Transfer the Property, subject to the following conditions:

(i)    there being no Event of Default under the Loan Documents, the Environmental Indemnity or the Guaranty at the time of the Transfer, or facts existing that with the giving of notice or passage of time or both would constitute an Event of Default under the Loan Documents, the Environmental Indemnity or the Guaranty at the time of Transfer;

(ii)    Lender’s approval of the transferee;

(iii)    the transferee shall be able to make the representations set forth in Section 4.1.2 (Litigation), Section 4.1.5 (No Plan Assets), Section 4.1.25 (Foreign Person), Section 4.1.28 (Non-Relationship), Section 4.1.29 (US Patriot Act), Section 4.1.30 (Criminal Acts), and Section 4.1.31 (No Defaults) of this Agreement and all other representations set forth in the Loan Documents and Environmental Indemnity made by “Borrower”;

(iv)    if the Transfer occurs prior to the first day of the sixty-first (61st) calendar month following the Advance Date, the Net Operating Income for the preceding twelve (12) month period, in the reasonable opinion of Lender, shall not be less than 3.00 times the annual payments required under Section 2.2.1(b) above. If the Transfer occurs on or after the first day of the sixty-first (61st) calendar month following the Advance Date, the Net Operating Income for the preceding twelve (12) month period, in the reasonable opinion of Lender, derived from the Property shall not be less than 2.35 times the annual payments required under Section 2.2.1(c) above;

(v)    the loan-to-value ratio of the Property at the time of the Transfer shall not be greater than fifty-nine percent (59%);

(vi)    the debt yield based on the Net Operating Income for the succeeding twelve (12) month period, in the reasonable opinion of Lender shall not be less than eleven and twenty-five hundredths percent (11.25%);

(vii)    Borrower or the transferee shall pay a fee equal to one-half of one percent (0.5%) of the outstanding principal balance of the Note at the time of the assumption together with a non-refundable processing fee in the amount of $15,000.00;

(viii)    the transferee shall expressly assume the Loan Documents and the Environmental Indemnity in a manner satisfactory to Lender and an additional Liable Party acceptable to Lender shall execute the Guaranty with respect to events arising or occurring from and after the date of the Transfer (and for which the original Liable Party shall be released) and the Environmental Indemnity with respect to events or circumstances arising or occurring before and after the date of the Transfer (subject to termination of the Environmental Indemnity in accordance with Section 8 thereof as to the original Liable Party), which additional Liable Party must have (in the aggregate if more than one) a net worth of not less than $200,000,000.00;

(ix)    the transferee must have a net worth not less than $20,000,000.00;

(x)    the transferee or sponsor must be of institutional quality (e.g., an entity sponsored by a public REIT, pension fund, insurance company, bank, private equity fund, or similar fund or institution, or a high net worth individual controlled entity active with institutional-quality properties, or an investment manager acting on behalf of one or more of the foregoing) with assets under management of a least $100,000,000.00 and experienced in the ownership, management and leasing of institutional properties similar to the Property;

(xi)    Borrower or transferee shall pay all costs and expenses incurred by Lender in connection with the Transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees;

(xii)    if the Loan has been securitized, Lender shall have received confirmation that the assumption of the Loan by the transferee will not result in an adverse change in the rating of the Securities by the Rating Agency;

(xiii)    no Transfer shall release Borrower or Liable Party from their obligations under the Loan Documents, the Environmental Indemnity or the Guaranty with respect to events arising or occurring prior to the date of Transfer;

(xiv)    neither transferee nor any partner, beneficiary, member, shareholder, stockholder, director or officer of transferee is an affiliate of MetLife or is receiving asset management services from MetLife or any affiliate of MetLife, and none of the collateral for the Loan is owned wholly or partially by MetLife or any affiliate of MetLife nor is MetLife or any affiliate of MetLife providing asset management services for such collateral; and

(xv)    at the time of the Transfer, Borrower shall be permitted to pay down the Loan with the applicable Prepayment Fee, in the smallest amount necessary in order to meet the debt yield and loan-to-value ratio tests set forth above in this Section 8.1(e).

(f)    Borrower shall pay all costs and expenses, including reasonable attorneys’ fees and disbursements incurred by Lender in connection with any Transfer.

(g)    For the avoidance of doubt, the Borrower’s initial assignment of the Leases (other than the Master Lease) and service contracts affecting the Land and Improvements to the Master Lessee on or about the Advance Date shall not be deemed a Transfer and is expressly permitted hereunder.

Section 8.2    Prohibition on Additional Financing. Borrower shall not incur or permit the incurring of: (i) any financing in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property (including any loan or financing which is repaid by assessments or other taxes related to the Property including without limitation any Property-Assessed Clean Energy Loan) or (ii) any pledge or encumbrance of any interest in Borrower or any of Borrower’s Constituents (collectively “Secondary Financing”). The foregoing prohibition on Secondary Financing shall not be applicable to holders of publicly traded shares of City Office. Notwithstanding the foregoing, the following shall not violate this Section 8.2: a loan by Liable Party to the Exchange Borrower in the principal amount of up to $40,000,000.00 (“Equity Loan”), to be used to consummate the purchase of the Property, which Equity Loan shall be evidenced by a promissory note executed by the Exchange Borrower, as “Borrower”, to Liable Party, as “Lender”, which may be secured by a pledge (the “EAT Pledge”) by the EAT of all of its ownership interest in the Exchange Borrower to the Liable Party, provided that in no event shall such loan and/or the EAT Pledge (A) affect the lien, effectiveness or priority of the Security Instrument, (B) otherwise affect Lender’s rights under the Security Instrument or any other Loan Document or the Guaranty or the Environmental Indemnity, including without limitation, Lender’s right or ability to enforce any right or exercise any remedy thereunder, or (C) be secured by a lien, pledge or security interest or other encumbrance of any part of the Property or any direct or indirect ownership interest in Borrower; and further provided that the EAT Pledge shall be terminated upon the Property Transfer or the Interest Transfer. The provisions in the preceding sentence shall apply only to the Exchange Borrower, and shall not be applicable to, and shall not be transferable or assignable (voluntarily or involuntarily) to, any other Person.

Section 8.3    Restrictions on Additional Obligations. During the term of the Loan, Borrower shall not, without the prior written consent of Lender, become liable with respect to any indebtedness or other obligation except for (i) the Loan, (ii) Leases entered into in the ordinary course of owning and operating the Property for the Use, (iii) trade payables incurred in the ordinary course of owning and operating the Property for the Use but excluding any loans or borrowings, provided that such trade payables are paid within 90 days of when incurred; (iv) liabilities or indebtedness disclosed in writing to and approved by Lender on or before the Execution Date, and (v) any other single item of indebtedness or liability which does not exceed $100,000.00 or, when aggregated with other items of indebtedness or liability, does not exceed $250,000.00 (collectively, the “Permitted Indebtedness”).

Section 8.4    Statements Regarding Ownership. From and after the date of the Property Transfer or the Interest Transfer, Borrower agrees to submit or cause to be submitted to Lender within thirty (30) days after December 31st of each calendar year during the term of the Loan and ten (10) days after any written request by Lender, a sworn, notarized certificate, signed and certified to the Certification Parities by an authorized (i) individual who is Borrower or one of the individuals comprising Borrower, (ii) member of Borrower, (iii) partner of Borrower or (iv) officer of Borrower, as the case may be, stating whether (x) any part of the Property, or any interest in the Property, has been conveyed, transferred, assigned, encumbered, or sold, and if so, to whom; (y) any conveyance, transfer, pledge or encumbrance of any interest in Borrower has been made and if so, to whom (excluding transfers of shares in City Office); or (z) there has been any change in the individual(s) comprising Borrower or in the partners, members, shareholders or beneficiaries of Borrower from those on the Execution Date, and if so, a description of such change or changes.

Section 8.5    Requirement for Property Transfer or Optional Property Transfer and Interest Transfer. Either (i) the Property Transfer or (ii) both the Optional Property Transfer and the Interest Transfer, shall be completed within two hundred seventy (270) days after the Advance Date, and the EAT Pledge shall be terminated upon the Property Transfer or the Interest Transfer, as applicable, but in no event later than two hundred seventy (270) days after the Advance Date. If Exchange Borrower proceeds with the option set forth in clause (ii) of the immediately preceding sentence, the Optional Property Transfer may be made at any time after the Advance Date and prior to the Interest Transfer. Without limiting the generality of the foregoing or any other provision of this Agreement, concurrently with the closing of the Property Transfer or the Interest Transfer (following the Optional Property Transfer), as applicable, Borrower shall cause to be recorded with the Official Records of San Diego County, California instruments of termination which shall: (a) cause the termination of the “Memorandum of Lease” and the “Memorandum of Call and Put Option Agreement” that were recorded in connection with the “reverse” exchange in which Borrower acquired the Property, and (b) be in form and substance reasonably satisfactory to Lender. Borrower shall deliver evidence of the satisfaction of the foregoing to Lender and, if requested by Lender, shall deliver a current title report for the Property confirming such removal. If neither the Property Transfer nor both the Optional Property Transfer and the Interest Transfer are completed within two hundred seventy (270) days after the Advance Date, or if the EAT Pledge is not terminated by the deadline specified above, such failure shall constitute an Event of Default hereunder, without a cure period. Borrower shall pay all costs and expenses incurred by Lender in connection with the Property Transfer, the Optional Property Transfer and/or the Interest Transfer, as applicable, including title insurance premiums, documentation costs and reasonable attorneys’ fees.

IX.	ENVIRONMENTAL HAZARDS

Section 9.1    Representations and Warranties. Borrower hereby represents, warrants, covenants and agrees to and with Lender that (i) neither Borrower nor, to the best of Borrower’s knowledge, after due inquiry, any Tenant, subtenant or occupant of the Property, has at any time placed, suffered or permitted the presence of any Hazardous Materials at, on, under, within or about the Property except as expressly approved by Lender in writing and (ii) all operations or activities upon the Property, and any use or occupancy of the Property by Borrower are presently and shall in the future be in compliance with all Requirements of Environmental Laws,

(iii) Borrower will use best efforts to assure that any Tenant, subtenant or occupant of the Property shall in the future be in compliance with all Requirements of Environmental Laws, (iv) all operations or activities upon the Property are presently and shall in the future be in compliance with all Requirements of Environmental Laws, (v) Borrower has no knowledge of, and has not received, any written or oral notice of other communication from any person or entity (including, without limitation, a governmental entity) relating to Hazardous Materials or Remedial Work pertaining thereto, of possible liability of any person or entity pursuant to any Requirements of Environmental Laws, other environmental conditions in connection with the Property, or any actual administrative or judicial proceedings in connection with any of the foregoing, (vi) Borrower shall not do or allow any Tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property, and (vii) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and that is contained in Borrower’s files and records, including, without limitation, any reports relating to Hazardous Materials in, on, under or from the Property and/or to the environmental condition of the Property.

Section 9.2    Remedial Work. In the event any Remedial Work is required under any Requirements of Environmental Laws, Borrower shall perform or cause to be performed the Remedial Work in compliance with the applicable law, regulation, order or agreement. All Remedial Work shall be performed by one or more contractors, selected by Borrower and approved in advance in writing by Lender, and under the supervision of a consulting engineer, selected by Borrower and approved in advance in writing by Lender. All costs and expenses of Remedial Work shall be paid by Borrower including, without limitation, the charges of the contractor(s) and/or the consulting engineer, and Lender’s reasonable attorneys’, architects’ and/or consultants’ fees and costs incurred in connection with monitoring or review of the Remedial Work. In the event Borrower shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, the Remedial Work, Lender may, but shall not be required to, cause such Remedial Work to be performed, subject to the provisions of Section 7.5, Section 7.6 and Section 7.7 of the Security Instrument.

Section 9.3    Environmental Site Assessment. If Lender has a commercially reasonable basis to believe that the Property is not in compliance with Requirements of Environmental Laws or upon and during an Event of Default, Lender shall have the right, at any time and from time to time, to undertake, at the expense of Borrower, an environmental site assessment on the Property, including any testing that Lender may determine, in its sole discretion, is necessary or desirable to ascertain the environmental condition of the Property and the compliance of the Property with Requirements of Environmental Laws. Borrower shall cooperate fully with Lender and its consultants performing such assessments and tests.

Section 9.4    Unsecured Obligations. No amounts which may become owing by Borrower to Lender under this Article IX or under any other provision of this Agreement as a result of a breach of or violation of this Article IX shall be secured by the Security Instrument. The obligations shall continue in full force and effect and any breach of this Article IX shall constitute an Event of Default. The lien of the Security Instrument shall not secure (i) any Unsecured Obligations, or (ii) any other obligations to the extent that they are the same or have the same effect as any of the Unsecured Obligations. The Unsecured Obligations shall continue in full force, and any breach or default of any such obligations shall constitute a breach or default under this Agreement but the proceeds of any foreclosure sale shall not be applied against Unsecured Obligations. Nothing in this Section shall in any way limit or otherwise affect the right of Lender to obtain a judgment in accordance with applicable law for any deficiency in recovery of all obligations that are secured by the Security Instrument following foreclosure, notwithstanding that the deficiency judgment may result from diminution in the value of the Property by reason of any event or occurrence pertaining to Hazardous Materials or any Requirements of Environmental Laws.

X.	PARTICIPATION AND SALE OF LOAN

Section 10.1    Sale of Loan/Participation. Lender may sell, transfer or assign all or any portion of its interest or one or more participation interests in the Loan, the Loan Documents, the Guaranty, if any, and the Environmental Indemnity at any time and from time to time, including, without limitation, its rights and obligations as servicer of the Loan. Lender may issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement, including depositing the Loan Documents, the Guaranty, if any, and the Environmental Indemnity with a trust that may issue securities (the “Securities”). Lender may forward to each purchaser, transferee, assignee, servicer, participant, investor in the Loan or in the Securities (collectively, the “Investor”) or any Rating Agency rating such Securities and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan and to Borrower, any Liable Party and the Property, whether furnished by Borrower, any Liable Party or otherwise, as Lender determines necessary or desirable.

Section 10.2    Splitting of the Mortgage. The provisions of Section 5.2 of the Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

Section 10.3    Cooperation. Borrower will cooperate with Lender and the Rating Agencies, at no out-of-pocket cost to Borrower, in furnishing such information and providing such other assistance, reports and legal opinions as Lender may reasonably request in connection with any such transaction. In addition, Borrower acknowledges that Lender may release or disclose to potential purchasers or transferees of the Loan, or potential participants in the Loan, originals or copies of the Loan Documents, the Guaranty, if any, the Environmental Indemnity, title information, engineering reports, financial statements, operating statements, appraisals, Leases, rent rolls, and all other materials, documents and information in Lender’s possession or which Lender is entitled to receive under the Loan Documents, the Guaranty, if any, and the Environmental Indemnity with respect to the Loan, Borrower, any Liable Party or the Property. Borrower shall also furnish to such Investors or such prospective Investors or such Rating Agency any and all information concerning the Property, the Leases, the financial condition of Borrower or any Liable Party as may be requested by Lender, any Investor or any prospective Investor or any Rating Agency in connection with any sale, transfer or participation interest, including, without limitation, an estoppel certificate and/or other documents as Lender may reasonably request.

XI.	DEFAULTS

Section 11.1    Event of Default.

Any of the following shall be deemed to be a material breach of Borrower’s covenants in this Agreement and shall constitute a default (“Event of Default”):

(a)    The failure of Borrower to pay any installment of principal, interest or principal and interest, any required escrow deposit or any other sum required to be paid under any Loan Document, whether to Lender or otherwise, within seven (7) days of the due date of such payment and, the continuance of such failure for ten (10) days after Borrower receives written notice of such failure (but Lender shall not be obligated to give such written notice more than one (1) time in any twelve (12) month period or more than two (2) times during the term of the Loan);

(b)    The failure of Borrower to perform or observe any other term, provision, covenant, condition or agreement under any Loan Document for a period of more than thirty (30) days after receipt of notice of such failure;

(c)    (i) The filing by Borrower or any Liable Party (an “Insolvent Entity”) of a voluntary petition or application for relief in bankruptcy, (ii) the filing against an Insolvent Entity of an involuntary petition or application for relief in bankruptcy that is not dismissed within sixty (60) days, (iii) an Insolvent Entity’s adjudication as bankrupt or insolvent, (iv) the filing by an Insolvent Entity of any petition, application for relief or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency or other relief for debtors, (v) an Insolvent Entity’s seeking or consenting to or acquiescing in the appointment of any trustee, custodian, conservator, receiver or liquidator of an Insolvent Entity or of all or any substantial part of the Property or of any or all of the Rents and Profits, (vi) the making by an Insolvent Entity of any general assignment for the benefit of creditors, or (vii) the admission in writing by an Insolvent Entity of its inability to pay its debts generally as they become due;

(d)    If any warranty, representation, certification, financial statement or other information made or furnished at any time pursuant to the terms of the Loan Documents, the Guaranty, if any, or the Environmental Indemnity by Borrower, or by any person or entity otherwise liable under any Loan Document, the Guaranty, if any, or the Environmental Indemnity is materially false or misleading when made;

(e)    If Borrower suffers or permits the Property, or any part of the Property, to be used in a manner that (1) impairs Borrower’s title to the Property, (2) creates rights of adverse use or possession, or (3) constitutes an implied dedication of any part of the Property; or

(f)    If Liable Party defaults under the Guaranty, if any, or Borrower or Liable Party, if any, defaults under the Environmental Indemnity.

Section 11.2    Remedies. The provisions of Article VII of the Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

Section 11.3    Duration of Events of Default. If any Event of Default occurs (irrespective of whether or not the same consists of an ongoing condition, a one-time occurrence, or otherwise), the same shall be deemed to continue at all times thereafter; provided, however, that such Event of Default shall cease to continue only if Lender shall accept, in writing, performance of the defaulted obligation or shall execute and deliver a written agreement in which Lender expressly states that such Event of Default has ceased to continue. Borrower shall have no right to cure any Event of Default, and Lender shall not be obligated under any circumstances whatsoever to accept such cure or performance or to execute and deliver any such writing. Without limitation, this Section shall govern in any case where reference is made in the Loan Documents, the Guaranty, if any, and/or the Environmental Indemnity to (i) any “cure” (whether by use of such word or otherwise) of any Event of Default, (ii) “during an Event of Default,” “the continuance of an Event of Default” or “after an Event of Default has ceased” (in each case, whether by use of such words or otherwise), or (iii) any condition or event which continues beyond the time when the same becomes an Event of Default.

XII.	MISCELLANEOUS

Section 12.1    Successors and Assigns; Terminology. This Agreement applies to Lender, Liable Parties and Borrower, and their heirs, legatees, devisees, administrators, executors, successors and assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender. The term “Borrower” shall include both the original Borrower and any subsequent owner or owners of any of the Property. The term “Liable Party” shall include both the original Liable Party, if any, and any subsequent or substituted Liable Party. In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

Section 12.2    Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender or any financial ratio is to be calculated or determined, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory or Lender’s calculation or determination shall (except as is otherwise expressly herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 12.3    Governing Law. This Agreement, the Note, the other Loan Documents, the Guaranty, if any, and the Environmental Indemnity, their construction, interpretation, and enforcement, and the rights of Borrower and Lender, shall be determined under, governed by, and construed in accordance with the internal laws of the State, without regard to principles of conflicts of law.

Section 12.4    Modification. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 12.5    Notices. All notices, demands and requests given or required to be given by, pursuant to, or relating to, this Agreement shall be in writing. All notices shall be deemed to have been properly given if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or other comparable overnight courier service to the parties at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 12.5. Any notice shall be deemed to have been received upon receipt or refusal to accept delivery, in each case as shown on the return receipt or the receipt of United States Express Mail or such overnight commercial courier service.

If to Lender:	Metropolitan Life Insurance Company
One MetLife Way
Whippany, NJ 07981
Attention: Senior Managing Director, Real Estate Investments
Re: Mission City Corporate Center

with a copy to:	Metropolitan Life Insurance Company
425 Market Street, Suite 1050
San Francisco, CA 94105
Attention: Associate General Counsel, Real Estate Investments
Re: Mission City Corporate Center

with a copy to:	Metropolitan Life Insurance Company
333 South Hope Street, Suite 3650
Los Angeles, CA 90071
Attention: Regional Director/Officer in Charge
Re: Mission City Corporate Center

If to Borrower:	CIO Mission City Holdings, LLC
415 Fisher Road, Second Floor
Grosse Pointe, MI 48230
Attention: James M. Gudenau

with copies to:	Miller Canfield
840 West Long Lake, Suite 150
Troy, MI 48098
Attention: Ryan J. Riehl, Esq.

and to:	City Office REIT Operating Partnership, L.P.
1075 West Georgia Street, Suite 2010
Vancouver, BC V6E 3C9
Attention: Anthony Maretic

and to:	Miller Canfield
101 North Main Street, 7th Floor
Ann Arbor, MI 48104
Attention: Joseph M. Fazio, Esq.

Section 12.6    Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNITY, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 12.7    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope or intent of any provisions of this Agreement

Section 12.8    Severability. If any provision of this Agreement should be held unenforceable or void, then that provision shall be separated from the remaining provisions and shall not affect the validity of this Agreement except that if the unenforceable or void provision relates to the payment of any monetary sum, then, Lender may, at its option, declare the Secured Indebtedness immediately due and payable.

Section 12.9    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 12.10    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to

Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 12.11    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement, the other Loan Documents or the Environmental Indemnity, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 12.12    Expenses; Indemnity.

(a)    The provisions of Section 7.6 and Section 7.7 of the Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

(b)    IT IS THE EXPRESS INTENTION OF BORROWER AND BORROWER HEREBY AGREES THAT EACH AND EVERY INDEMNITY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER LOAN DOCUMENTS OR ENVIRONMENTAL INDEMNITY WILL APPLY TO AND FULLY PROTECT THE INDEMNIFIED PARTIES EVEN THOUGH ANY CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES, CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES) THEN THE SUBJECT OF INDEMNIFICATION MAY HAVE BEEN CAUSED BY, ARISE OUT OF, OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, THE NEGLIGENCE (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) IN WHOLE OR IN PART OF SUCH INDEMNIFIED PARTIES AND/OR ANY OTHER PARTY.

Section 12.13    Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 12.14    No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)    Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)    This Agreement, the other Loan Documents and the Environmental Indemnity are solely for the benefit of Lender and nothing contained in this Agreement, the other Loan Documents or the Environmental Indemnity shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 12.15    Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents or to Lender or any of its Affiliates shall be subject to the prior approval of Lender.

Section 12.16    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Secured Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Secured Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 12.17    Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents or the Environmental Indemnity. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents or the Environmental Indemnity.

Section 12.18    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents or the Environmental Indemnity, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and the Environmental Indemnity and that such Loan Documents and the Environmental Indemnity shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents, the Environmental Indemnity or any other agreements or instruments that govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender and its Affiliates engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 12.19    Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Holliday Fenoglio Fowler, L.P. (“Broker”), and Borrower shall be solely responsible for payment of all commissions, finder’s fees or similar amounts due and payable to Broker pursuant to the terms of their separate agreement, all of which commissions, finder’s fees or similar amounts shall be paid to Broker by Borrower on the Execution Date. Borrower shall indemnify, defend and hold Lender and its affiliates, partners and participants, and the officers, directors, agents, employees of each of them, and the successors and assigns of each of them harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and disbursements) in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender, if any, in connection with the transactions contemplated herein. The provisions of this Section 12.19 shall survive the expiration and termination of this Agreement and the payment of the Secured Indebtedness. Borrower acknowledges that Lender may have been involved in other transactions with Broker, and Borrower agrees that it shall have no rights against Lender or defenses to Borrower’s obligations under the Loan Documents or the Environmental Indemnity due to any such relationship. Lender hereby represents that it has not engaged any broker in connection with the transactions contemplated by this Agreement.

Section 12.20    Exculpation. Upon the occurrence of an Event of Default, except as provided in this Section 12.20, Lender will look solely to the Property and the security under the Loan Documents for the repayment of the Secured Indebtedness and will not enforce a deficiency judgment against Borrower. However, nothing contained in this Section shall limit the rights of Lender to proceed against Borrower and, if applicable, the general partners of Borrower (but in both cases only after the Property Transfer or the Interest Transfer) and/or the Liable Party (from and after the Advance Date), (i) to enforce any Leases entered into by Borrower or its affiliates as Tenant; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or waste by Borrower; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to Lender; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower or prepaid rents for a period of more than 30 days; (v) to recover Rents and Profits received by Borrower after the first day of the month in which an Event of Default occurs and prior to the date Lender acquires title to the Property which have not been applied to the Secured Indebtedness or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with Article IX of this Agreement pertaining to hazardous materials or the Environmental Indemnity; (vii) to recover all amounts due and payable pursuant to Section 7.6 and Section 7.7 of the Security Instrument and any amount expended by Lender in connection with foreclosure of the

Security Instrument; (viii) to recover costs and damages arising from Borrower’s failure to pay Premiums or Impositions in the event Borrower is not required to deposit such amounts with Lender pursuant to Article III of this Agreement; (ix) to recover damages arising from Borrower’s failure to comply with any of Sections 4.1.5, 5.1.17 or 5.2.8 pertaining to ERISA; (x) to recover any damages, costs, expenses or liabilities, including attorneys’ fees, incurred by Lender and arising from any breach or enforcement of any “environmental provision” (as defined in California Code of Civil Procedure Section 736, as such Section may be amended from time to time) relating to the Property or any portion thereof; (xi) in accordance with California Code of Civil Procedure Section 726.5, as such Section may be amended from time to time, limit the right of Lender to waive the security of the Security Instrument as to any parcel of Real Property (as defined in the Security Instrument) that is “environmentally impaired” or is an “affected parcel” (as such terms are defined in such Section), and as to any Personal Property attached to such parcel, and thereafter to exercise against Borrower, to the extent permitted by such Section 726.5, the rights and remedies of an unsecured creditor, including reduction of Lender’s claim against Borrower to judgment, and any other rights and remedies permitted by law; (xii) to recover all liabilities and damages incurred by Lender arising from or relating to, directly or indirectly, the “reverse” like-kind exchange under Section 1031 of the Code whereby the initial Borrower is Exchange Borrower, including without limitation, the transfer of the Application, any change in the Loan Documents or any related documents, closing conditions for the Loan, the structure of the Loan transaction or collateral pledged to Lender; and/or (xiii) to recover any liability, loss, damage or claim incurred by Lender arising from or relating to Borrower’s prior ownership of the Other Exchange Properties and any Personal Property (as if the definition of such term referenced the Other Exchange Properties instead of the Property) at the Other Exchange Properties and/or Borrower’s prior ownership of the membership interests in the CIO Entities, including, without limitation, any of the foregoing arising from or relating to matters that relate to (A) breaches of Requirements of Environmental Law (as if the definition of such term referenced the Other Exchange Properties instead of the Property) at any Other Exchange Property, (B) Leases (as if the definition of such term referenced the Other Exchange Properties instead of the Property) at any Other Exchange Property, (C) Liens and Encumbrances (as if the definition of such term referenced the Other Exchange Properties instead of the Property) at any Other Exchange Property, (D) breaches of any Requirements (as if the definition of such term referenced the Other Exchange Properties instead of the Property) applicable to any Other Exchange Property, and (E) any contract or agreement relating to any Other Exchange Property. If Lender exercises the rights and remedies of an unsecured creditor in accordance with clause (xi) above, Borrower promises to pay to Lender, on demand by Lender following such exercise, all amounts owed to Lender under any of the Loan Documents, and Borrower agrees that it and the Liable Party, if any, will be personally liable for the payment of all such sums.

The limitation of liability set forth in this Section 12.20 shall not apply and the Loan shall be fully recourse to Borrower, the general partners of Borrower (if applicable) and Liable Party in the event that prior to the repayment of the Loan, Borrower commences a voluntary bankruptcy or insolvency proceeding or an involuntary bankruptcy or insolvency proceeding is commenced against Borrower and is not dismissed within ninety (90) days following filing. In addition, this agreement shall not waive any rights which Lender would have under any provisions of the Bankruptcy Code to file a claim for the full amount of the Loan or to require that the Property shall continue to secure all of the Loan.

Notwithstanding the foregoing, the Loan shall be fully recourse to Borrower, in the event there is a Transfer or Secondary Financing except as permitted in the Loan Documents or otherwise approved in writing by Lender.

Section 12.21    Prior Agreements. This Agreement, the other Loan Documents and the Environmental Indemnity contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Application, are superseded by the terms of this Agreement, the other Loan Documents and the Environmental Indemnity.

Section 12.22    Liability of Borrower. The liabilities and obligations of Borrower under this Agreement, the Security Instrument and the other Loan Documents are subject to the limitations on recourse set forth in Section 12.20. The parties hereto acknowledge and agree that Exchange Borrower has acquired the Property in its capacity as an “exchange accommodation titleholder” (within the meaning of IRS Rev. Proc. 2000-37) to facilitate a like-kind exchange of properties under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Exchange”) for the benefit of SCCP (the “Exchanger”). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SECTION 12.20 HEREOF), THE LOAN DOCUMENTS (AS DEFINED HEREIN), THE ENVIRONMENTAL INDEMNITY, ANY GUARANTY, OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED OR DELIVERED IN RELATION TO THE EXCHANGE OR THE PROPERTY OR ANY PORTION THEREOF OR ANY LOANS RELATED THERETO, OR OTHERWISE (INCLUDING THIS AGREEMENT, THE LOAN DOCUMENTS, THE ENVIRONMENTAL INDEMNITY, ANY GUARANTY, AND THE ABOVE DOCUMENTS, INSTRUMENTS AND AGREEMENTS, EACH, A “TRANSACTION DOCUMENT”): (I) RECOURSE AS TO THE LIABILITIES OR OBLIGATIONS OF EXCHANGE BORROWER UNDER OR IN RELATION TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE LIMITED TO EXCHANGE BORROWER’S INTEREST IN THE PROPERTY (INCLUDING POLICIES OF HAZARD INSURANCE ON THE PROPERTY AND ANY PROCEEDS THEREOF AND ANY AWARD OF DAMAGES ON ACCOUNT OF CONDEMNATION FOR PUBLIC USE OF THE PROPERTY) AND NO RECOURSE SHALL BE SOUGHT AGAINST ANY OTHER ASSETS OF EXCHANGE BORROWER OR THE ASSETS OF EXCHANGE BORROWER’S MANAGERS, DIRECT OR INDIRECT MEMBERS, SHAREHOLDERS, PARTNERS, AFFILIATES, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES (EACH, “PROTECTED PARTY”), WITH NEITHER EXCHANGE BORROWER NOR ANY PROTECTED PARTY HAVING ANY PERSONAL LIABILITY UNDER ANY TRANSACTION DOCUMENT OR OTHERWISE; (II) LENDER HEREBY WAIVES ANY RIGHT TO OBTAIN A MONEY JUDGMENT AGAINST EXCHANGE BORROWER OR ANY PROTECTED PARTY, WHETHER BY AN ACTION BROUGHT UNDER OR IN RELATION TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR AN ACTION BROUGHT FOR A DEFICIENCY JUDGMENT AGAINST EXCHANGE BORROWER OR ANY PROTECTED PARTY; (III) LENDER AGREES THAT THE EXTENT OF ANY LIABILITY OR OBLIGATION ON THE PART OF EXCHANGE BORROWER OR ANY PROTECTED PARTY WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS AND SHALL FOR ALL PURPOSES BE

LIMITED TO EXCHANGE BORROWER’S INTEREST IN THE PROPERTY (INCLUDING POLICIES OF HAZARD INSURANCE ON THE PROPERTY AND ANY PROCEEDS THEREOF AND ANY AWARD OF DAMAGES ON ACCOUNT OF CONDEMNATION FOR PUBLIC USE OF THE PROPERTY), LENDER AGREEING TO LOOK SOLELY TO THE EXCHANGE BORROWER’S INTEREST IN THE PROPERTY AND SUCH INSURANCE POLICIES AND CONDEMNATION AWARDS IN SATISFACTION OF ALL LIABILITIES OR OBLIGATIONS WITH RESPECT TO EXCHANGE BORROWER; AND (IV) NEITHER THE TRANSFER OF THE PROPERTY OR ANY PORTION THEREOF FROM EXCHANGE BORROWER TO EXCHANGER IN ACCORDANCE WITH SECTION 8.5 NOR THE TRANSFER OF 100% OF THE MEMBERSHIP INTEREST IN EXCHANGE BORROWER TO EXCHANGER IN ACCORDANCE WITH SECTION 8.5 SHALL CONSTITUTE A DEFAULT OR BREACH UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IF EXCHANGER EXECUTES ANY AGREEMENTS REQUIRED BY LENDER IN CONNECTION WITH SUCH TRANSFER. The terms of the foregoing sentence: (i) shall not apply to any successor(s) or assign(s) of Exchange Borrower (other than a Protected Party), and (ii) shall not affect Lender’s rights against Liable Party pursuant to the Environmental Indemnity or the Guaranty.

Section 12.23    Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 12.24    Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original and all of which together shall constitute a single agreement.

Section 12.25    Time Of The Essence. Time shall be of the essence with respect to all of Borrower’s obligations under this Agreement, the other Loan Documents and the Environmental Indemnity.

Section 12.26    No Merger. In the event that Lender should become the owner of the Property, there shall be no merger of the estate created by the Security Instrument with the fee estate in the Property.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the date of this Agreement.

LENDER:

METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

By:	/s/ Richard Benner

Name:	Richard Benner

Title:	Director

BORROWER:

CIO MISSION CITY HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ James M. Gudenau

Name:	James M. Gudenau

Its:	Vice President and Secretary